UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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XL CAPITAL LTD
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XL CAPITAL LTD

NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF CLASS A ORDINARY SHARES TO BE HELD ON FRIDAY APRIL 30, 2010

Hamilton, Bermuda

March 9, 2010

To the Holders of Class A Ordinary Shares of XL Capital Ltd:

Notice is hereby given that the Annual General Meeting of Holders (the “Shareholders”) of Class A Ordinary Shares of XL Capital Ltd (the “Company”) will be held at the principal executive offices of the Company, located at XL House, One Bermudiana Road, Hamilton HM 08, Bermuda, on Friday, April 30, 2010 at 8:30 a.m. local time for the following purposes:

1.	To elect three Class III Directors to hold office until 2013;

2.	To ratify the appointment of PricewaterhouseCoopers LLP, New York, New York, to act as the independent registered public accounting firm of the Company for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of the Company at the close of business on March 5, 2010 are entitled to notice of, and to vote at, the annual meeting. For instructions on voting, please refer to the instructions on the enclosed proxy card.

By Order of The Board of Directors,

Kirstin Romann Gould
Secretary

XL CAPITAL LTD

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF HOLDERS OF
CLASS A ORDINARY SHARES TO BE HELD ON APRIL 30, 2010

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of XL Capital Ltd (the “Company”) to be voted at the Annual General Meeting of holders (the “Shareholders”) of the Company’s Class A Ordinary Shares (the “Shares”) to be held on April 30, 2010 and any adjournments thereof. Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials over the Internet, except that hard copy versions of such materials will be provided to Shareholders pursuant to their previous request. Accordingly, the Company is sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to Shareholders. The Notice, the Proxy Statement, the Notice of Annual General Meeting and the proxy card are first being made available to Shareholders on or about March 10, 2010. The Company has made available with this Proxy Statement the Company’s Annual Report on Form 10-K (the “Annual Report to Shareholders”), although the Annual Report to Shareholders should not be deemed to be part of this Proxy Statement. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. In addition, Shareholders may specify how they would prefer to receive proxy materials in the future, including receiving proxy materials by e-mail or in hard copy format. By sending you the proxy materials by Internet or e-mail, the Company saves the cost of printing and mailing documents to you and reduces the impact of the Company’s Annual Meetings on the environment. If you elect to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. Additionally, if you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

When such proxy is properly executed, the Shares it represents will be voted at the meeting on the following proposals: (1) the election of the three nominees for Class III Directors identified herein, and (2) the ratification of the appointment of PricewaterhouseCoopers LLP, New York, New York (the “Independent Auditor”), to act as the independent registered public accounting firm of the Company for the year ending December 31, 2010.

Any Shareholder giving a proxy has the power to revoke it prior to its exercise by giving notice of such revocation to the Secretary of the Company in writing to XL House, One Bermudiana Road, Hamilton, HM 08, Bermuda, by attending and voting in person at the Annual General Meeting or by executing a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the votes are taken.

Shareholders of record as of the close of business on March 5, 2010 will be entitled to vote at the Annual General Meeting. As of March 5, 2010, there were 342,100,814 outstanding Shares entitled to vote at the Annual General Meeting, with each Share entitling the holder of record thereof to one vote at the Annual General Meeting (subject to certain limitations set forth in the Company’s Articles of Association—see footnote 1 under the heading “Security Ownership of Certain Beneficial Owners, Management and Directors”).

Other than the approval of the minutes of the 2009 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the Notice of Annual General Meeting. If any such matter comes before the Annual General Meeting, including any Shareholder proposal properly made, the proxy holders intend to vote proxies in accordance with their judgment.

The election of each nominee for Director and the ratification of the appointment of the Independent Auditor require the affirmative vote of a majority of the votes cast on such proposals at the Annual General Meeting, provided there is a quorum (consisting of one or more Shareholders present in person or by proxy holding at least fifty percent (50%) of the issued and outstanding Shares entitled to vote at the Annual General Meeting).

Shares owned by Shareholders electing to abstain from voting on a proposal and “broker non-votes” with respect to a proposal will be counted towards the presence of a quorum but will not be considered present and voting with respect to such proposals. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the Independent Auditor.

XL CAPITAL LTD
2009 PROXY STATEMENT

PROPOSALS UNDER VOTE

I. ELECTION OF DIRECTORS

At the Annual General Meeting, three Class III Directors are to be elected to hold office until the 2013 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and were appointed or elected in accordance with the Company’s Articles of Association. The persons designated as proxies will vote FOR the election of each of the nominees, unless otherwise directed. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The name, principal occupation, and other information concerning each nominee and each continuing Director, including the reasons for the view of the Board of Directors (sometimes hereinafter referred to as the “Board”) that each of the nominees for election, and each of the continuing directors, should serve as directors at this time, are set forth below.

Nominees for Whom Proxies will be Voted

Class III Directors whose terms will expire in 2013:

Joseph Mauriello, age 65, has been a Director of the Company since 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005 and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. During his 40 years at KPMG, Mr. Mauriello held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant (Retired) in New York and is a member of the American Institute of Certified Public Accountants. He has also been a member of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, a trustee of each of the St. Barnabas Medical Center in New Jersey since 2003 and St. Barnabas Heath Care System since 2008, a member of the Board of Directors of the Alliance for Lupus Research since 2006, a member of the Board of Directors of Arcadia Resources, Inc. since March 2007, and a member of the Board of Trustees of Fidelity Funds since July 2007. From July 2006 to July 2007, he served as a member of the Board of Directors of the Hamilton Funds of the Bank of New York.

Mr. Mauriello’s significant experience in the independent public accounting and financial services industries, including a 40 year tenure in senior positions with the leading international accounting firm of KPMG, makes him well-qualified to serve in his current position as Chair of the Audit Committee. He has in-depth familiarity with financial accounting practices and reporting responsibilities, including those unique to property, casualty and specialty insurance and reinsurance companies. In addition, the Board benefits from Mr. Mauriello’s breadth of experience serving on the boards of directors of other publicly traded companies.

Eugene M. McQuade, age 61, has been a Director of the Company since 2004. Mr. McQuade is the Chief Executive Officer (“CEO”) of Citibank, N.A., a role he assumed in August 2009. He is also a member of Citigroup’s Executive Committee and serves on the board of directors of Citibank, N.A. From February 2008 to February 2009, Mr. McQuade was Vice Chairman and President of Merrill Lynch Banks (U.S.). Mr. McQuade was President and Chief Operating Officer of Freddie Mac from September 2004 to September 2007 and a director of Freddie Mac from November 2004 to August 2007. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant.

Mr. McQuade has extensive experience and financial expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer, and chief operating officer of several global, publicly traded financial institutions. This expertise makes him well-qualified to serve as Chair of the Finance Committee. In addition, the Board derives valuable insight and benefit from Mr. McQuade’s judgment and experience as a board director of several financial institutions.

Clayton S. Rose, age 51, was appointed a Director of the Company in December 2009 after review of a number of candidates recommended by the Board’s search consultant. Dr. Rose is a Professor of Management Practice at the Harvard Business School, and has been a member of its faculty since July 2007. Previously, he was an adjunct professor at the Stern School of Business at New York University (2002 to 2004) and at the Graduate School of Business at Columbia University (2002-06). In addition to his responsibilities at Harvard, Dr. Rose currently chairs the Board of Managers of Highbridge Capital Management, a hedge fund owned by JP Morgan Chase. He is a trustee of the Howard Hughes Medical Institute and the National Opinion Research Center at the University of Chicago, and is a director of Public/Private Ventures. Dr. Rose previously served as a director of Mercantile Bancshares (2001-07) and Lexicon Pharmaceuticals (2003-07).

Dr. Rose is a former executive of J.P. Morgan & Co., where he headed each of the Global Investment Banking and the Global Equities Divisions, and served as a member of the firm’s executive committee. During his career at J.P. Morgan he held management roles in various securities, derivatives, and corporate finance businesses. This range of experience in the financial services industry, together with his academic role at three leading U.S. business schools, where he teaches or has taught courses on financial services, managerial responsibility, ethics and strategy provides expertise in the areas of finance, investments, management, corporate governance and strategy. In addition, the Board expects to derive benefit from Dr. Rose’s previous experience as a former director of two public companies.

Your Board of Directors recommends that Shareholders vote FOR the nominees for Class III Directors for terms to expire in 2013.

Directors whose terms of office do not expire at this meeting

Class I Directors whose terms expire in 2011:

Herbert N. Haag, age 63, has been a Director of the Company since June 2006. Mr. Haag was the founding President and CEO of Bermuda-based reinsurer PartnerRe Ltd. from 1993 until his retirement in December 2000. From December 2000 to 2002, Mr. Haag served as Senior Advisor of PartnerRe Ltd. Mr. Haag’s insurance industry career spans approximately 40 years, including 24 years with Swiss Reinsurance Company where he held various senior positions, lastly as Executive Vice President responsible for Swiss Re Zurich’s reinsurance business for the Americas, Asia, Africa and Southern Europe. Mr. Haag is the President of the Swiss-Japanese Society in Switzerland.

Having served as the President and CEO of PartnerRe Ltd., a Bermuda-based reinsurer, Mr. Haag brings to the Board a wealth of management experience with focus on the opportunities and challenges facing the insurance and reinsurance industry on a worldwide basis. Mr. Haag’s approximately 40 years of global reinsurance operations experience contributes to the Board’s risk oversight role, particularly relating to oversight of Company policies and procedures in the area of enterprise risk management.

Michael S. McGavick, age 52, was appointed as a Director of the Company in April 2008, shortly prior to his commencement as the Company’s CEO on May 1, 2008. Previously, Mr. McGavick was President & CEO of the Seattle-based Safeco Corporation from January 2001 to December 2005, and was Chairman of Safeco’s board of directors from January 2002 to December 2005. Prior to joining Safeco, Mr. McGavick spent six years with the Chicago-based CNA Financial Corporation, where he held various senior executive positions before becoming President and Chief Operating Officer of the company’s largest commercial insurance operating unit. Mr. McGavick’s insurance industry experience also includes two years as Director of the American Insurance Association’s Superfund Improvement Project in Washington D.C. where he became the

Association’s lead strategist in working to transform U.S. Superfund environmental laws. Mr. McGavick is a member of the boards of the American Insurance Association and the Insurance Information Institute, and the Second Deputy Chair of the board of the Association of Bermuda Insurers and Reinsurers.

Upon joining the Company in 2008, Mr. McGavick pioneered and has led the successful implementation of the Company’s strategy to simplify its organizational structure, focus on its core property, casualty and specialty insurance and reinsurance businesses and enhance its enterprise risk management capabilities. Mr. McGavick provides innovative leadership and knowledge of all aspects of the Company’s business, and has a proven track record in the insurance industry, especially relating to turnaround management. In addition, Mr. McGavick’s previous political and public affairs experience augments the range of knowledge and experience he brings to the Company and the Board.

Ellen E. Thrower, age 63, has been a Director of the Company since 1995. Dr. Thrower has been Executive Director and Professor of Risk Management and Insurance at the School of Risk Management, Insurance and Actuarial Science of the Tobin College of Business at St. John’s University since 2001, and is President Emeritus of the College of Insurance, where she served as President and CEO from 1988 to 2001 (when the College of Insurance merged into St. John’s University). Dr. Thrower has also served as a director of SBLI USA Mutual Life Insurance Company, Inc. since 2004 and as a director of United Educators Insurance since 1996.

With extensive academic experience in the area of insurance, Dr. Thrower is a noted specialist in insurance and reinsurance risk management. She is of significant assistance in the Board’s oversight and development of sound policies, procedures and practices for the Company’s insurance and reinsurance operations. In addition, the Board benefits from Dr. Thrower’s experience from serving on the boards of other insurance companies.

John M. Vereker, age 65, has been a Director of the Company since November 2007. Sir John was the Governor and Commander-in-Chief of Bermuda from April 2002 to October 2007. Prior to that, he was the U.K.’s Permanent Secretary of the Department for International Development and of its predecessor, the Overseas Development Administration from 1994 to 2002. Over the years, Sir John’s career has included working in the World Bank, serving as Private Secretary to three U.K. Ministers of Overseas Development, working on public sector issues in the Policy Unit of the British Prime Minister’s Office and serving as Deputy Secretary for the Department of Education and Science. He has been a Board Member of the British Council, the Institute of Development Studies and the Institute of Manpower Studies and Voluntary Service Overseas. He has served on the Advisory Councils for the Centre for Global Ethics and for the British Consultancy and Construction Bureau. He has also been an adviser to the UN Secretary-General’s Millennium Development Project and a member of the Volcker panel, which investigated the World Bank’s institutional integrity. Mr. Vereker is a Trustee of the Ditchley Foundation.

As a result of his extensive career in the public sector, Sir John Vereker provides valuable insights to the Board in the areas of government relations and external affairs. In particular, Sir John Vereker’s significant public sector experience and previous leadership positions in Bermuda and the U.K., brings depth to the Board’s oversight of public policy matters on a global basis.

Class II Directors whose terms expire in 2012:

Dale R. Comey, age 68, has been a Director of the Company since 2001. Mr. Comey served as alternate lead director of the Board from February, 2008 to April, 2009. Mr. Comey was a director of St. Francis Hospital and Medical Center, Hartford, Connecticut from 1988 to 2006. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation. From 1988 to 1990, Mr. Comey was President of ITT Hartford’s Property & Casualty Insurance Business.

Mr. Comey brings an actuarial background and extensive operational and business leadership skills to the Board. Through his experience serving in various senior leadership positions with ITT Corporation, he has first hand knowledge of the varied and complex financial, operational and governance issues that confront large (re)insurers such as the Company. This experience makes him well-suited to serve as Chair of the Nominating, Governance and External Affairs Committee. In addition, Mr. Comey’s experience gained from serving as a director of a non-profit institution adds to the depth and breadth of his knowledge of operational, strategic and governance issues that may confront the Company.

Robert R. Glauber, age 70, has been the non-executive Chairman of the Board since April 2009 and a Director of the Company since September 2006, having originally served on the Company’s board from 1998 to May 2005. Mr. Glauber served as lead director of the Board from February, 2008 to April, 2009. Mr. Glauber is presently a Lecturer at the Harvard Kennedy School of Government. Most recently, Mr. Glauber served as CEO of the National Association of Securities Dealers, Inc. (the “NASD”) from November 2000 to August 2006 and, in addition, as Chairman from September 2001 to August 2006. Mr. Glauber is currently a director of Moody’s Corporation and of the Federal Home Loan Mortgage Corp. (“Freddie Mac”) and a trustee of the International Accounting Standards Committee Foundation. He previously served on the boards of the Federal Reserve Bank of Boston, a number of Dreyfus mutual funds and the Investment Company Institute. From 1989 to 1992, he served as Under Secretary of the Treasury for Finance and, prior to that, was a Professor of Finance at the Harvard Business School. He is a Senior Advisor to Peter J. Solomon Company.

Mr. Glauber’s strong management background in both the public and private sectors, and his expertise in financial services regulation, public policy and corporate governance provides him the consensus-building and leadership skills necessary to chair the Company’s Board. In addition, Mr. Glauber’s variety of experience serving as a director of several large financial companies adds to the depth and range of his contribution to the Board.

G. Thompson Hutton, age 54, was appointed as a Director of the Company in January 2009. Mr. Hutton is currently a Managing Director with Thompson Hutton LLC, where he provides management and transaction consulting services to private equity investors focusing on the insurance and financial services sector. Mr. Hutton has also served on the Board of CAT, Ltd from 1993-1996, Safeco Corporation from 2004 to 2006 and Montpelier Re from 2001 to 2006, where he was Chairman of the Audit Committee. In addition, Mr. Hutton was previously President and CEO of Risk Management Solutions, Inc. (“RMS”) from 1990 until 2000. Mr. Hutton most recently served as CEO of White Mountains Re Group from 2006 to 2007. In addition, Mr. Hutton previously served as a member of the board of ECO2 Plastics, Inc. from June 2007 to November 2009.

Mr. Hutton’s specialized knowledge of the risk business as a principal of RMS, coupled with his extensive experience in the insurance and reinsurance industries, provides great value to the Board and, in particular, as Chair of the Special Committee on Enterprise Risk. Additionally, Mr. Hutton has considerable experience in the property and casualty industry due to his consulting experience in the insurance and financial services sectors and his service as the CEO of White Mountains Re Group. Furthermore, Mr. Hutton’s previous service on the boards of public companies in the insurance industry, including as Chairman of the Audit Committee of a reinsurance company, enhances his contributions to the Board.

II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s Independent Auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP, New York, New York as the Company’s Independent Auditor for the year ending December 31, 2010. While Shareholder ratification is not required by the Company’s Articles of Association or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Shareholders for ratification as part of good corporate governance practices. If the Shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its Shareholders.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditor to audit the Company’s consolidated financial statements for the year ending December 31, 2010. The persons designated as proxies will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditor, unless otherwise directed. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so and are expected to be available to respond to questions, as appropriate.

Your Board of Directors recommends that Shareholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP, New York, New York.

CORPORATE GOVERNANCE

The Company’s Board of Directors and management have a strong commitment to effective corporate governance. The Company has in place a comprehensive corporate governance framework for its operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (“NYSE”). The key components of this framework are as follows:

Board of Directors

Following the appointment of Dr. Clayton S. Rose in December 2009 and the retirement of Dr. Robert S. Parker and Mr. Alan Z. Senter at 2009 year end, the size of the Board is fixed at ten members. The Company’s Articles of Association provide that the Board of Directors shall be divided into three classes, designated “Class I”, “Class II” and “Class III”, with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

The term of office for each Director in Class III expires at the 2010 Annual General Meeting; the term of office for each Director in Class I expires at the 2011 Annual General Meeting; and the term of office for each Director in Class II expires at the 2012 Annual General Meeting of the Company. At each Annual General Meeting, the successors of the class of Directors whose term expires at that meeting are elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

In 2009, there were seven regularly scheduled meetings and no other than regularly scheduled meetings (the “additional meetings”) of the Board. All incumbent Directors attended at least 75% of such meetings and of the meetings held by all committees of the Board of which they were a member. Regularly scheduled meetings of the Board and Board committees are supplemented periodically by additional meetings and/or informational meetings. In 2009, two informational meetings of the Board were held. The Company expects Directors to attend the Annual General Meeting and all eleven of the Company’s then Directors attended the 2009 Annual General Meeting.

Leadership Structure and Role in Risk Management

During 2009, the Company announced the addition of two new directors, G. Thompson Hutton and Clayton S. Rose, and the retirement of Robert S. Parker and Alan Z. Senter. In addition, following the 2009 annual general meeting Robert R. Glauber was appointed as non-executive Chairman of the Board following Mr. Brian O’Hara’s retirement as Chairman. With these announcements, coinciding with the first year initiatives of a new Chief Executive Officer and a refocused business strategy, the Company began a new chapter in Board leadership and governance. In connection with refreshing and revitalizing the Board, the Board has carefully considered the qualifications necessary for its members. In this regard, the Board believes that its members should be persons with superior business judgment and integrity who demonstrate an understanding of the business, financial and operational aspects of a complex global organization such as the Company. In addition, the Board believes its members must have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance, risk management and senior leadership succession planning in order to maximize the interests of Shareholders while maintaining the highest standards of ethical business conduct. The Board believes that each of its Directors contributes a strong background and set of skills to enable the Board to meet its responsibilities.

The Board has a preference with respect to the separation of the office of Chairman of the Board from that of the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that this item should be regularly reviewed as appropriate. Accordingly, as discussed above, Robert R. Glauber, formerly the lead director of the Board, was appointed non-executive Chairman of the Board following Mr. Brian O’Hara’s retirement as Chairman of the Board.

The Company is focused on enhancing its risk management capabilities throughout all facets of its operations. The Company’s Chief Enterprise Risk Officer (“CERO”) chairs the Company’s Enterprise Risk Management Committee, which is comprised of the most senior risk management executives of the Company, and reports directly to the Company’s CEO. The Enterprise Risk Management Committee assists with the efficient identification, assessment, monitoring, and reporting of key risks across the Company. During 2009, the Special Committee on Enterprise Risk Management of the Board (the “Special Committee”), discussed below, was formed to oversee the Board’s responsibilities relating to enterprise risk management of the Company’s key risks, working closely with the Company’s CERO and other executives as it deems necessary. The Special Committee reviews, among other things, the methodology for establishing the Company’s risk capacity, the overall risk appetite for the Company, and policies for the establishment of risk limit framework and adherence to such limits, and recommends risk limits to the full Board, based on management’s recommendation and in consultation with the Finance Committee.

Executive Sessions of Independent Directors

The Company’s independent Directors meet as a group in executive session at regularly scheduled meetings of the Board without any member of management in attendance. Mr. Glauber, the non-executive Chairman of the Board and, in his absence, Mr. Comey, presides at such executive sessions of the Board.

Independence Standards

The Board has adopted director independence standards to assist it in making determinations as to whether Directors have any material relationships with the Company for purposes of determining independence under the listing standards of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The director independence standards are attached as Appendix A to this Proxy Statement. In accordance with these standards, the Board of Directors determined (i) in February 2010, that each of Messrs. Comey, Glauber, Haag, Hutton, Mauriello and McQuade, Drs. Rose and Thrower and Sir John Vereker is independent in accordance with such standards and (ii) that no transactions or relationships existed that were inconsistent with a determination that each such Director is independent.

In reaching its conclusion with respect to each of the independent directors, the Board considered the information contained in this proxy statement as well as that (i) a Director (Mr. Mauriello) receives a pension from a company that does business with the Company, and (ii) a Director (Mr. McQuade) has a family member who in 2009 was employed by an investment bank which participated in certain of the Company’s credit agreements, but the family member was not involved in respect of such credit agreements.

Board Diversity

The Company’s corporate governance guidelines provide that the Nominating, Governance and External Affairs Committee consider diversity among other factors in assessing the skills and characteristics of Director candidates and the Board as a whole. This consideration includes a broad evaluation of diversity of skills, experience, and viewpoints represented on the Board as a whole. The Nominating, Governance, and External Affairs Committee discusses and evaluates diversity at the Board and Committee levels.

Committees

The Board has established an Audit Committee, a Management Development and Compensation Committee, a Nominating, Governance and External Affairs Committee, a Finance Committee and, as discussed above, a Special Committee on Enterprise Risk Management. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other initiatives.

The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the NYSE and applicable securities laws. In addition, each member of the Management Development and Compensation Committee, the Nominating, Governance and External Affairs Committee, the Finance Committee and the Special Committee on Enterprise Risk Management meets the independence requirements of the NYSE. The members of the Management Development and Compensation Committee are non-employee directors as defined by Rule 16b-3 under the Exchange Act.

Audit Committee

The Audit Committee’s primary purpose is to assist in the Board’s oversight of the integrity of the Company’s financial statements, including its system of internal controls, the Independent Auditor’s qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Auditor in preparing or issuing an audit report or performing other audit, review or attestation services for the Company. Messrs. Mauriello (Chairman), Comey and Hutton, Dr. Thrower and Sir John Vereker comprise the Audit Committee. The Audit Committee met six times during 2009 and held one additional meeting in 2009. The Board has determined that Mr. Mauriello is an “audit committee financial expert” (as that term is defined in Item 407(d)(5)(ii) of Regulation S-K).

Management Development and Compensation Committee

The Management Development and Compensation Committee reviews and approves the goals, objectives and the performance of the CEO, as well as oversees executive management development and succession planning. In addition, the Management Development and Compensation Committee is responsible for approving the compensation of all executive officers and other key executives and approving the overall compensation structure of the Company including compensation and benefit plans. Messrs. Glauber (Chairman), Haag, Mauriello and McQuade comprise the Management Development and Compensation Committee. The Management Development and Compensation Committee met six times during 2009 and held one informational meeting in 2009.

Nominating, Governance and External Affairs Committee

The Nominating, Governance and External Affairs Committee makes recommendations to the Board as to nominations to the Board and Board committee memberships and compensation for Board and Board committee members, as well as structural, governance and procedural matters. The Nominating, Governance and External Affairs Committee also reviews the performance and charters of the Board and of each standing committee of the Board, reviews public policy and reputation management issues of significance to the Company, and oversees the Company’s program of charitable giving and political contributions. Messrs. Comey (Chairman) and Glauber, Drs. Thrower and Rose, and Sir John Vereker comprise the Nominating, Governance and External Affairs Committee. The Nominating, Governance and External Affairs Committee met six times during 2009 and held two informational meetings in 2009.

i) Identifying and evaluating nominees

The Nominating, Governance and External Affairs Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. For each Director, this assessment includes review of his or her qualification as independent, as well as consideration of diversity, skills, and experience in the context of the needs of the Board.

When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating, Governance and External Affairs Committee utilizes third-party search firms and considers recommendations from Board members, management and others, including Shareholders. In general, the Nominating, Governance and External Affairs Committee looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities.

ii) Nominees recommended by Shareholders

The Nominating, Governance and External Affairs Committee will consider, for Director nominees, persons recommended by Shareholders, who may submit recommendations to the Nominating, Governance and External Affairs Committee in care of the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 08, Bermuda. To be considered by the Nominating, Governance and External Affairs Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by Shareholders to the Nominating, Governance and External Affairs Committee will be evaluated in the same manner as any other nominee for Director. Nominations by Shareholders may also be made at an annual general meeting in the manner set forth under “Shareholder Proposals for 2011 Annual General Meeting.”

Finance Committee

The Finance Committee reviews and oversees, among other matters, the Company’s capital structure, debt and equity issuances, dividend policy, acquisitions and divestitures, significant strategic investments, overall investment policy and performance, and the quarterly and annual financial results. Messrs. McQuade (Chairman), Comey, Glauber and Haag and Dr. Rose comprise the Finance Committee. The Finance Committee met seven times during 2009 and held one additional meeting in 2009.

Special Committee on Enterprise Risk Management

The Special Committee on Enterprise Risk Management reviews and oversees the management of enterprise-wide key risks, including risk identification, assessment, monitoring, management and reporting recommend risk policies and limits to the Board, assesses the integrity and adequacy of the Company’s risk management function and ensures that sound policies, procedures and practices are in place for the enterprise-wide management of the Company’s key risks. This Special Committee will establish risk limits in consultation with the Finance Committee. Additionally, no later than the Board meeting scheduled for October 2010, the Special Committee on Enterprise Risk Management will provide its recommendations to the Board of Directors regarding how enterprise risk management should be governed by the Board over time. Messrs. Hutton (Chairman), Haag, Mauriello and McQuade comprise the Special Committee on Enterprise Risk Management. The Special Committee on Enterprise Risk Management met twice during 2009 and held three informational meetings in 2009.

Compensation Committee Interlocks and Insider Participation

For the period from January 1, 2009 to April 23, 2009, Messrs. Thornton (Chairman), Glauber and McQuade, Dr. Parker and Sir John Vereker comprised the Management Development and Compensation Committee. For the period from April 23, 2009 to December 31, 2009, Messrs. Glauber (Chairman), Haag, Mauriello and McQuade comprised the Management Development and Compensation Committee.

From February 2008 to February 2009, Mr. McQuade served as Vice Chairman of Merrill Lynch & Co., Inc. and President of Merrill Lynch Banks (U.S.), which were acquired by Bank of America Corporation (“Bank of America”) in January 2009. Bank of America and its affiliates were during 2009 and continue to be lenders and letter of credit issuers under certain of the Company’s credit facilities. As of December 31, 2009, these affiliates had commitments of $425 million, of which $425.0 million was outstanding, under the credit agreements, and had issued $133.0 million of outstanding but undrawn letters of credit on behalf of the Company. These affiliates were paid approximately $800,000 in commitment and letter of credit fees during 2009. In addition, affiliates of

Bank of America provided the following services to the Company in 2009: investment management services for which the Company paid fees of approximately $6.25 million during 2009, cash management services for which the Company paid fees of approximately $60,000 in 2009; and equity plan, retirement plan and trustee services for which the Company paid fees of approximately $33,000 during 2009.

Since August, 2009, Mr. McQuade has served as the Chief Executive Officer (“CEO”) of Citibank, N.A (“Citibank”). Citibank and its affiliates were during 2009 and continue to be lenders and letter of credit issuers under certain of the Company’s credit facilities. As of December 31, 2009, these affiliates had commitments of $1.3 billion, of which $1.3 billion were outstanding, under the credit agreements, and had issued $749.0 million of outstanding but undrawn letters of credit on behalf of the Company. The Company paid approximately $2.1 million in commitment and letter of credit fees during 2009. In addition, affiliates of Citibank provided the following services to the Company in 2009: cash management services for which the Company paid fees of approximately $0.4 million during 2009; foreign exchange related services for which the Company paid fees of approximately $0.2 million during 2009; and facility and arrangement services for which the Company paid an aggregate of approximately $0.4 million in fees in 2009.

The Company believes all of these transactions were entered into in the ordinary course of business on customary terms.

Communications with Members of the Board of Directors and its Committees

Shareholders and other interested persons may communicate directly with one or more Directors (including the Chairman or all non-management Directors as a group) by writing to them in care of the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 08, Bermuda and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than communications that are advertisements or other commercial solicitations or communications.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s Directors, officers (including the CEO) and employees. The Company has also adopted a Code of Ethics for XL Senior Financial Officers applicable to the Company’s chief financial officer, controller and other persons performing similar functions. The Company will post on its website at www.xlcapital.com any amendment to or waiver under the Code of Business Conduct and Ethics or the Code of Ethics for XL Senior Financial Officers granted to any of its Directors or executive officers that relates to any element of the code of ethics definition set forth in Item 406 of Regulation S-K of the Securities Act of 1933, as amended.

Website Access to Governance Documents

The Company’s Director Independence Standards, Corporate Governance Guidelines, Code of Business Ethics and Conduct Policies and Code of Ethics and Certificate of Compliance for XL Senior Financial Officers, the charters for the Audit Committee, Management Development and Compensation Committee, Nominating, Governance and External Affairs Committee, Finance Committee and Special Committee on Enterprise Risk Management and other Company ethics and governance materials are available free of charge on the Company’s website located at www.xlcapital.com under “About XL—Ethics and Governance” or by writing to Investor Relations, XL Capital Ltd, XL House, One Bermudiana Road, Hamilton HM 08, Bermuda.

Procedures for Approval of Related Person Transactions

The Company’s Board of Directors has written policies and procedures relating to the approval or ratification of transactions with “Related Persons”. Under these policies and procedures, management must present to the Nominating, Governance and External Affairs Committee any “Related Person Transactions” proposed to be entered into by the Company and any “Ordinary

Course Related Person Transactions” known to management, including the aggregate value of such transactions, if applicable. In reviewing proposed Related Person Transactions, the Committee must consider, among other things, if such transactions are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and must review such transactions to ensure that the terms are arm’s-length or otherwise fair to the Company. In instances where an Ordinary Course Related Person Transaction is reviewed, the Committee must determine whether such proposed transaction is in the ordinary course of business and on terms no more favorable than are made to other unrelated persons. After review, the Committee shall approve or disapprove such transactions. Management must, at each subsequent Nominating, Governance and External Affairs Committee meeting, update the Committee as to any material change to those transactions that have been approved by the Nominating, Governance and External Affairs Committee. No Director may participate in any approval of a Related Person Transaction or Ordinary Course Related Person Transaction in which he or she is a Related Person.

Under these policies and procedures, a “Related Person Transaction” is any transaction, including proposed charitable contributions or pledges of charitable contributions, in which the Company was or is a participant, and the amount involved exceeds $120,000 and in which a Related Person had or will have a direct or indirect material interest. A Related Person Transaction does not include the Company’s providing insurance and/or reinsurance to Shareholders or their affiliates, or to employers or entities associated with a Related Person in the ordinary course of business, on terms no more favorable to the (re)insureds than are made available to other customers (collectively, “Ordinary Course Related Person Transaction(s)”). A “Related Person” is a senior officer, director or nominee for director of the Company, a greater than 5% beneficial owner of the Company’s outstanding Shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity in which a person listed in the foregoing has a substantial interest in, or control of, such entity or which employs a person listed in the foregoing.

Related person transactions during 2009 are discussed under the heading “Related Person Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s full year financial results demonstrated a turnaround in performance while the Company maintained underwriting discipline and historically prudent reserving standards. The Company began 2009 in a very challenging position. In the aftermath of 2008’s financial and credit crisis, the market price of the Company’s shares had suffered serious deterioration. The share price on December 31, 2008 was $3.70. By December 31, 2009, the share price had increased to $18.33, representing a 395% increase from the December 31, 2008 share price.

One of the primary goals of the Company’s executive compensation programs is to align the level of compensation paid to senior executives and other employees under incentive programs with respect to a particular year with shareholder value created during that year. This philosophy enables the Committee to take a broad view of the Company’s performance, to review a wide range of relevant factors, and to consider adjusting bonus payments downwards in years where shareholders have lost value if such action is appropriate. Applying this same principle, the Committee must also consider exercising its discretion to adjust incentive award pools upwards in years where the Company’s performance warrants such an upward adjustment.

Although the Company benchmarks the levels and types of compensation it pays to its senior executives against the compensation paid to executives in similar positions by competitors who are regarded by the Company as peer group companies, the Company takes a non-formulaic approach to executive compensation that is customized to its businesses. In addition to benchmarking against the relevant market data, the process of setting compensation for 2009 included the consideration of the extent of the achievement of specific quantitative and qualitative goals discussed for the NEOs’ business segment or functional area at the beginning of the year, as well as their personal efforts in responding to the significant challenges of the year, and the success of those efforts in reinforcing the profit-generating foundations of the Company—the Insurance and Reinsurance segments—and rebuilding shareholder value. Flexibility and discretion are important factors in this approach, and the compensation programs are designed to enable the Management Development and Compensation Committee of the Board of Directors (the “Committee”) to take a comprehensive perspective and consider macro- economic forces as well as non-recurring material events, including the impact of catastrophes and other transactions.

The general goals of the Company’s executive compensation programs are as follows:

•

Attract and retain high quality executives who will develop and implement the Company’s business strategy effectively. The Company’s aim is to reward those executives who prove successful in their roles;

•	Motivate executives to maximize the long-term creation of shareholder value; and

•	Align an executive’s business actions with the Company’s core values of ethics, teamwork, excellence, professional development and respect.

For 2009, our senior executives were specifically charged with, among other matters:

•	Preserving and stabilizing the franchise by focusing on high-quality underwriting and excellence in client services;

•

Enhancing the Company’s enterprise risk management capabilities—including through the timely use of best-in-class tools to manage catastrophe risk and reduce risk in the Company’s property and casualty investment portfolio;

•	Restoring counterparties’ trust in the Company and its capital strength; and

•	Reducing expenses and achieving operating efficiencies.

Compensation paid to the NEOs for 2009 reflects their achievement of these objectives.

Executive Compensation Program Review and Oversight

In general, the goals of the Company’s executive compensation programs were established by the Committee. The Committee evaluates and approves all compensation actions for the Company’s senior executives—except for that of Michael S. McGavick, the Company’s CEO—as well as all significant actions related to compensation and benefits policies, plans and programs. The Committee separately reviews and recommends all components of the CEO’s compensation—including his goals and the annual and long-term incentive awards and payouts—to all of the independent directors of the Board for their approval.

The personal goals for senior executives other than the CEO were set and, in some cases, changed by the CEO at various points during the year to maintain the flexibility needed to respond to changing circumstances. The CEO is responsible for providing compensation recommendations to the Committee for all senior executives other than himself, as well as recommendations for the cash incentive pools and the long-term incentive pools for all non-executive employees. For 2009, in setting the background for the discussion of such compensation recommendations, Mr. McGavick provided the Committee with a detailed discussion of the Company’s operating results and reviewed those results relative to market conditions and the performance of the Company’s peers in the global insurance/reinsurance market. The CEO also discussed with the Committee the performance of each NEO against his or her personal challenges and goals in 2009, as well as the results for the relevant business segment or functional area led by the NEO.

Pursuant to the Committee’s Charter, the Committee has the sole authority to retain and terminate any compensation consultant used to assist it in the evaluation of compensation paid to the Chief Executive Officer and other senior executives. In 2008, at the direction of the Committee, the Company retained Mercer Human Resources Consulting (“Mercer”) to advise management regarding external issues impacting compensation actions, general market practices, and the reasonableness of certain compensation design issues requiring the consulting firm’s expertise. The amount paid to Mercer for executive compensation consulting in 2009 was approximately $33,000. Mercer and its affiliates also provided the Company with a variety of other services during 2009 not related to executive or director compensation, including insurance brokerage services through Mercer’s affiliate companies Marsh & McLennan, Guy Carpenter and Oliver Wyman, the administration of and consulting advice regarding the Company’s various pension and health and welfare programs, and a physical security review of certain of the Company’s offices through Mercer’s affiliate, Kroll Associates. These services were approved by management in the normal course of business, and were not expressly approved by the Committee or the Board. Fees paid to Mercer affiliates in 2009 related to the Company’s health and welfare plans were approximately $376,000 and related to physical security review were approximately $50,000. For the year ended December 31, 2009, Mercer affiliates provided approximately 18% of the Company’s total gross written premium from property and casualty operations (approximately $1.1 billion). The Committee terminated its executive compensation consulting relationship with Mercer in August 2009. The Company continued to retain Mercer for various compensation and benefit services unrelated to executive compensation.

On August 20, 2009, the Committee retained Hewitt Associates LLC (“Hewitt”) as its independent compensation consultant. On February 1, 2010, Hewitt spun off its compensation advisory practice into a separate firm, Meridian Compensation Partners, LLC (“Meridian”). The Committee has contracted with Meridian to serve exclusively as the Committee’s advisor in connection with matters relating to executive compensation. The Company will not use Meridian for any services other than services relating to executive compensation during any period that Meridian is serving as the Committee’s independent compensation consultant.

Executive Compensation Philosophy and Core Principles

2009 annual base salary compensation levels for the NEOs were set at approximately the 50th percentile of the Company’s identified peer group. The peer group for 2009 was comprised of: ACE Limited, Arch Capital Group, Ltd., Axis Capital Holdings Limited, Chubb Corporation, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., The Hartford Financial Services Group, Inc.,

PartnerRe Ltd., RenaissanceRe Holdings Ltd., and The Travelers Companies, Inc. With respect to total direct compensation (base salary, annual incentives, and long-term awards) for 2009, two of the Company’s NEOs—David Duclos and James Veghte—fell between the 50th and 75th percentile. This is due to the strategic importance of their roles as the heads of the Company’s Insurance and Reinsurance segments, respectively, and their experience in those positions. Sarah Street, the Company’s Chief Investment Officer, was benchmarked against the fourth highest paid executives in the Company’s peer group (described above). Her total direct compensation for 2009 also fell between the 50th and 75th percentile. Michael McGavick’s total direct compensation was at the median for 2009. Finally, for Brian Nocco, the Company’s former Chief Financial Officer who terminated employment on December 31, 2009, total direct compensation was slightly below the median for 2009.

In general, and where such data is readily available, the total direct compensation amount for a senior executive is positioned competitively relative to the market data for positions representing his or her primary skill-set in the peer group companies described above. Individual considerations such as performance, previous experience, additional skill-sets and/or responsibilities are considered when determining the appropriate level and type of compensation. Not all senior executives can be matched perfectly to the available market data, or the market data for the Company’s identified peer group. The ultimate aim is to reward senior executives relative to their contribution to the overall performance of the Company in any given year. This does not necessarily mean that every executive will be paid at or above market levels. Due to the Company’s focus on providing variable compensation, actual pay may be well above or below market median based on actual business and individual performance. In addition to the market data used in the benchmarking analysis, consideration is given to significant challenges faced by the Company and how well senior executives responded to such challenges. For further information regarding the assessment of the performance of the Company’s NEOs in 2009, see “Variable Components–Annual Incentives”.

Incentive compensation levels are tied closely to performance as well as to market data. By employing an appropriate mix of different compensation vehicles, including annual base salary, annual cash incentives, and long-term incentives, the Company seeks to both motivate and retain senior executives. In general, the Company’s goal is for NEOs to receive approximately 30% of total direct compensation in the form of annual base salary, and 70% in the form of annual and long-term incentives.

As part of its oversight of the Company’s executive compensation programs, the Committee, in consultation with the independent compensation consultant, Meridian, considered the impact of the Company’s executive compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In this regard, the Company’s executive compensation programs attempt to align annual and long-term incentives with short- and long-term business goals. Accordingly, the Company’s executive compensation programs generally have multiple performance measures or vesting provisions that require employees to take into account both the short-term and long-term interests of the Company. These programs have been established and are overseen by the Committee and also provide the Committee with discretion to take into account all relevant factors in determining the amounts of annual bonus and other incentive payments or awards. In addition, achievement of goals under the Company’s incentive arrangements is driven by employee behavior that is subject to rigorous oversight by management’s enterprise risk management process, including the application of the Company’s framework for internal controls and its underwriting, claims and actuarial guidelines and processes.

Executive Compensation Components

For 2009, the Company’s compensation programs for its senior executives, including its NEOs, contained both non-variable or “fixed” and variable components. The “fixed” components were base salary, perquisites, and supplemental benefits. The two “variable” components were annual incentives and long-term incentives. For the Company’s senior executives, including the NEOs, a review of peer data (using the peer group identified above) is generally conducted on an annual basis to ensure that compensation levels are competitive with those companies viewed as direct competitors and to better understand trends in the use of compensation vehicles.

Fixed Components

(i) Base Salaries

Generally, the Committee undertakes a review of senior executive base salaries annually or when triggered by a change in the executive’s role or job responsibilities. Base salaries are intended as compensation for executing the basic responsibilities of the job or position. Due to the relatively fixed nature of base salaries, the Company’s goal is to pay near the median of the Company’s peer group. No salary changes were made for NEOs during 2009 or in early 2010.

(ii) Supplemental Benefits

The Company provides a non-qualified supplemental deferred compensation plan (the “Plan”) that allows certain highly compensated U.S. tax-paying employees—including some of the Company’s senior executives and NEOs—to defer receipt of up to 50% (prior to January 1, 2007 executives could defer up to 95%) of their base salaries and 100% of their annual incentive awards. Deferrals are notionally invested by the participants in a series of mutual funds that are managed by the Company’s retirement plan vendor.

Employee elective deferrals under the Plan are, within limits, matched by the Company. The Company makes a basic matching contribution equal to 140% of the first 5% of eligible compensation deferred once the participant has earned an amount in excess of the amount stated in Section 401(a)(17) of the Internal Revenue Code (the “Code”) - $245,000 for 2009. In addition, the Board of Directors may approve an additional profit-sharing or discretionary matching contribution. The discretionary matching contribution is calculated as a certain percentage of eligible compensation deferred, capped at 3% of eligible compensation deferred. For 2009, the discretionary matching contribution was 100% of the first 3% of eligible compensation deferred. This type of supplemental contributory retirement benefit is provided to executives by a majority of the Company’s peer companies.

Pursuant to the passage of The Emergency Economic Stabilization Act of 2008, which was enacted on October 3, 2008, Section 457A was added to the Code. Section 457A requires that compensation under a “nonqualified deferred compensation plan of a nonqualified entity” be included in the service provider’s (i.e., the employee’s) income when the compensation is no longer subject to a substantial risk of forfeiture. In response to this change, beginning on January 1, 2009, Bermuda-based U.S. taxpayer executives are not permitted to make voluntary deferral contributions into the Plan, and as a consequence they did not receive matching contributions from the Company on such deferrals.

In February 2010, recognizing that the value of the Company matching contribution was a key feature of this Plan, and in an effort to continue to offer a competitive total rewards program, the Committee approved for 2009 only a short-term deferred cash award, which will vest over a period of one year, as a vehicle to offset the lost retirement benefit to these Bermuda-based executives. Accordingly, Mr. McGavick received an award of $275,500 and Mr. Veghte received an award of $61,650. The Company intends to review the Plan again in 2010 and will revisit this issue in particular. For further information regarding the 2009 benefits, see “Non-Qualified Deferred Compensation” below.

The Company does not sponsor any non-qualified or supplemental defined benefit (pension) plans for its NEOs.

(iii) Perquisites

The Company’s senior executives, including its NEOs, are offered both tax and financial planning services through a preferred vendor at the Company’s expense.

Local markets in which the Company operates are periodically reviewed to determine the appropriate types and levels of perquisites to offer senior executives relative to peer companies (as described above) also operating in such local markets. For instance, Bermuda-based NEOs receive certain benefits and perquisites commensurate with the local market—and are therefore offered housing allowances, travel allowances in relation to home leave, the use of company automobiles, and club memberships.

In addition, certain executives who have been employed with the Company since prior to December 31, 2006, receive tax reimbursements in connection with their housing allowance as well as foreign earned income exclusion gross-ups. However, executives who commenced employment subsequent to this date, such as the CEO, are not entitled to such tax reimbursements. This benefit has therefore been eliminated from December 31, 2006, but will be continued for the “grandfathered group” (eligible employees hired pre-2007). None of the NEOs are in the “grandfathered group”.

Health and retirement benefits are provided to all eligible Company employees, including the NEOs, based on market norms in the local markets in which the Company operates. Senior executives and other officers are also offered comprehensive health screenings that are not available to the broad- based employee population.

Variable Components

(i) Annual Incentives

As discussed above, one of the primary goals of the Company’s executive compensation programs is to align the level of compensation paid to senior executives and other employees under incentive programs with respect to a particular year with shareholder value created during that year. A key element of the process for determining 2009 annual incentive awards was to provide a stronger emphasis on business results for the Company’s senior executives. This results-oriented approach was consistent with the Company’s focus on preserving and stabilizing the franchise after the credit market events of 2008 and their aftermath (as described above).

The Committee made two separate determinations regarding the 2009 annual bonus program. The first determination related to the aggregate level of funding for the Company’s bonus pool. The second determination related to the specific bonus amounts for each of the Company’s NEOs.

(1) Determination of Aggregate Bonus Pool Funding Level

The funding level for the aggregate 2009 bonus pool for employees and executives, including all of the NEOs except for the CEO, was discussed by the Committee, with input from the CEO. The Committee considered the quantitative performance measures described below. The Committee also considered other subjective factors that, in its judgment, contributed to the success and stability of the franchise. In addition, the Committee evaluated the Company’s results for 2009 as compared to the Company’s performance during 2008, and in the broader context of 2009’s market conditions, and the performance of the Company relative to its peers.

(a) Quantitative Results Considered

The Committee reviewed with the CEO the Company’s operating income for 2009, and the operating return on equity (“ROE”) for the Insurance and Reinsurance segments. Specific to the Investment operation, the Committee considered the improvement in the performance of the Company’s investment portfolio during 2009 and the Company’s degree of success in de-risking the property and casualty portfolio to align it with and support the Company’s core businesses. The Committee considered the results of these quantitative performance measures to be the starting point for its determination of the aggregate bonus pool, but not determinative in its ultimate decision regarding the appropriate bonus pool size for 2009.

The operating income measure is a non-GAAP financial measure. For purposes of the 2009 annual incentive program, the Company defined operating income as net income (loss) excluding:

•	net realized gains and losses on investments;

•

net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented; and

•	any gains recognized on the repurchase of the Company’s Series C preference ordinary shares.

Additionally, for the purposes of the 2009 annual incentive program, the calculation of operating income excluded net prior year reserve development in excess of $150 million and restructuring charges. This approach limits both the negative and positive impact of reserve development related to prior years on current year operating income.

Results for operating ROE at the segment level indicate the level of focus on the profitable use of capital by the Insurance and Reinsurance segments. Operating ROE, for purposes of the 2009 annual incentive program, is equal to operating income less preferred share dividends, divided by the average of shareholders’ equity, less preferred shareholders’ equity, less non-controlling interest at the beginning of the year and at the end of the year. Equity at the segment level is determined by allocating total shareholders’ equity using a model based on S&P capital requirements. In calculating segment operating ROE, net prior year reserve development, which was favorable during 2009, was limited to $100 million for the Insurance segment and $50 million for the Reinsurance segment.

After considering the quantitative measures as described above, the Committee then used its judgment and discretion to consider the effect that a number of factors had on these measures. Specifically, the Committee discussed the significant negative impact that the foreign exchange rate had on corporate operating income and segment operating ROE during 2009. The Committee concluded that because the Company had determined not to hedge its overall foreign exchange exposure, outside of exposure on specific assets, the impact of foreign exchange on the Company’s results should be excluded from the corporate operating income measure described above. In addition, the Company’s investment portfolio experienced mark-to-market movements in 2009 primarily in reaction to volatility in credit spreads. As mark-to-market movements do not impact corporate operating income, the Committee determined to exclude the effect of mark-to-market movements from the denominator of the operating ROE calculations for the Insurance and Reinsurance segments. The Committee determined that these adjustments should be applied in setting the size of the Company’s 2009 bonus pool. This yielded an aggregate bonus pool of approximately 99% of the total amount of the Company’s target bonuses for all eligible employees, excluding the CEO.

(b) Qualitative and Discretionary Factors Considered

In establishing the aggregate funding level for the 2009 bonus pool, the Committee also discussed and considered subjective factors related to the preservation and strengthening of the stability and success of the franchise: risk management, achievement of operational efficiencies, talent retention and development, and expense management. A review of the performance of the qualitative measures allowed the Committee and the CEO to evaluate whether actions taken in pursuit of the financial goals during 2009 supported the continued success and overall strength of the Company. Although the Committee considered the results of these quantitative performance measures to be the starting point for setting the aggregate annual bonus pool for 2009 (as discussed above), the performance results for qualitative factors was also an important component of that decision. Following the foregoing analysis, the Committee concluded that the aggregate bonus pool should be increased to approximately 110% of the total amount of the Company’s target bonuses for all eligible employees, excluding the CEO.

(2) Determination of Individual Awards to NEOs

The Committee followed a similar but distinct process in evaluating individual NEO performance for 2009 and setting 2009 bonus amounts for each NEO, with the exception of the CEO. The discussion of the quantitative and qualitative factors described above for the 2009 cash bonus pool was the baseline for a review of the CEO’s recommendations with respect to each NEO’s personal achievements and performance during 2009. However, they were not the totality of factors considered in this separate analysis.

The Committee had established target bonus amounts for each NEO at the beginning of 2009. In making his recommendations for the NEOs to the Committee, the CEO discussed with the Committee the performance of each NEO against his or her personal challenges and goals during 2009, as well as the results for the relevant business segment or functional area led by the NEO.

The award amount approved by the Committee for each NEO (other than the CEO, whose compensation is discussed in the section entitled “CEO’s Compensation”), and the rationale behind each award, is as follows:

Mr. Veghte, Executive Vice President & Chief Executive of Reinsurance Operations and Chief Executive Officer of XL Reinsurance America Inc., received a cash bonus of $1,150,000, representing 153% of his target bonus amount ($750,000) in recognition of the above considerations, including the following goals. The Reinsurance segment, under Mr. Veghte’s leadership, produced strong business results relative to its annual business plan. Specifically, the Reinsurance segment achieved a combined ratio of 82% for 2009, which compared favorably to that of other global, multi-line reinsurers. Mr. Veghte continued to maintain stability and continuity in the employment of senior underwriters and other key staff, and, as a result, the segment showed strong retention ratios. The segment also continued to make progress in the implementation of benchmarking and pricing tools, which enhanced its ability to price treaties with multiple-priced sections. Finally, Mr. Veghte completed the five-year conversion process for the Company’s London and Bermuda branch offices onto the Destiny Informational Technology (“I.T.”) transactional system and as a result the segment is now on a common global I.T. system.

Mr. Duclos, Executive Vice President and Chief Executive of Insurance Operations, received a cash bonus of $853,125, representing 105% of his target bonus amount ($812,500) in recognition of the above considerations, including the following goals. Under his leadership, the Insurance segment achieved solid results relative to the annual business plan, with a 2009 combined ratio of 98.8%. This result was achieved despite a competitive rate environment and the industry’s macro-economic downturn. Mr. Duclos also completed the reorganization of personnel in the Insurance segment. The reorganization dramatically simplified the reporting structure under Mr. Duclos with the goal of increased responsiveness and flexibility. The scope and degree of difficulty of Mr. Duclos’ role, and his success at maintaining the stability of the Insurance segment during this period, were important considerations in determining Mr. Duclos’ bonus. Mr. Duclos’ success in retaining employees in the Insurance segment at better than historical levels during this challenging period, and maintaining underwriting discipline while improving the overall quality of the business underwritten during the year, was also a consideration in determining his bonus.

Ms. Street, Executive Vice President and Chief Investment Officer for XL Capital Ltd and Chief Executive Officer of XL Capital Investment Partners Inc., received a cash bonus of $1,620,000, representing 120% of her target bonus amount ($1,350,000) in recognition of the above considerations, including the following goals. One focus for the Investment function during 2009 was the de-risking of the property and casualty investment portfolio, and Ms. Street made demonstrable progress in this area. The Committee considered her progress on developing a strategic asset allocation framework for the property and casualty investment portfolio. Ms. Street also made important progress with respect to building enterprise risk management tools, including establishing a robust risk limit framework. She also improved operational efficiencies. The stabilization of the investment portfolio was also an important factor in setting Ms. Street’s bonus amount.

Mr. Nocco, the Company’s former Chief Financial Officer, pursuant to the terms of his separation agreement, received a cash bonus of $1,000,000, or 133% of his target bonus amount ($750,000). In September of 2009 the Company and Mr. Nocco announced his intention to leave the Company on December 31, 2009, and Mr. Nocco assisted in the orderly transition of his responsibilities and in the search for his successor following the announcement. For a more detailed description of Mr. Nocco’s separation agreement, see section “Potential Payments Upon Termination or Change in Control” below.

(ii) Long-Term Incentives

To motivate sustained performance and to provide retention mechanisms to key executives, both stock-based vehicles (restricted stock, performance shares or units, options, stock appreciation rights) and long-term cash vehicles may be utilized. The vehicle chosen for an individual depends upon such variables as desired performance focus, career cycle management, vehicle availability and usage within the Company’s peer group, and equity ownership levels.

(1) Stock Options

The Committee did not make any stock option awards in 2009 to the Company’s NEOs other than as part of the annual 2009 LTIP grants discussed below. Annual grants are made to executive officers, including NEOs, of stock options that vest ratably over three or four years. On February 27, 2009, executive officers, including NEOs, received a grant of options at a strike price of $3.31 vesting ratably over 3 years. Options granted to NEOs were as follows: Mr. McGavick received an option to purchase 437,500 Shares; Mr. Nocco received an option to purchase 31,500 Shares, Mr. Veghte received an option to purchase 125,000 Shares; Mr. Duclos received an option to purchase 150,000 Shares; and Ms. Street received an option to purchase 56,500 Shares. The Committee also granted stock options to NEOs in February 2010 under the 2010 LTIP defined below.

(2) Restricted Stock

All of the unvested and outstanding restricted shares previously granted to NEOs pursuant to annual compensation awards vest ratably over four (4) years, with one-quarter of each grant vesting on the one-, two-, three- and four-year anniversary of grant dates, if the operating ROE threshold of 10% is attained for the calendar year prior to that vesting date. If a tranche of shares does not vest as of a particular anniversary of grant/vesting date, the shares roll forward and are held unvested until the next anniversary of grant/vesting date. Shares for a rolled forward tranche, as well as the current year’s tranche, will vest on a grant’s anniversary only if the compounded operating ROE for the prior unattained calendar year period and most recent previous calendar year period equals or exceeds 10%. For purposes of these restricted stock grants, operating ROE is defined as annualized return on ordinary shareholders’ equity (based on the Company’s operating income). If the ROE threshold is never met, the Shares vest after ten years.

The Committee did not make any annual restricted share awards to an NEO in 2009.

All shares that were scheduled to vest in 2010 as a result of 2009 operating ROE performance (grants from the 2006, 2007 and 2008 programs) vested because the annual operating ROE required threshold of 10% was achieved (2009 was 13.5%). For purposes of this plan, operating ROE is equal to operating income less preferred share dividends, divided by the average of shareholders’ equity, less preferred shareholders’ equity, less non-controlling interest at the beginning of the year and at the end of the year. There were no prior year shares rolled forward to the 2010 vesting date.

(3) Long-Term Incentive Plans

In 2007, the Committee granted awards (the “2007 LTIP”) under the 2005 Long-Term Incentive Plan (the “2005 Plan”). The 2007 LTIP awards have a 3-year cliff-vesting schedule contingent on the achievement of a single performance metric selected by the Committee as one that is expected to create long-term shareholder value when achieved. The 2007 LTIP was settled in cash.

As set forth in the chart below, the 2007 LTIP awards were paid out in March 2010 at 94% of the face value of each award as a result of achieving an average three-year operating ROE of 14.4% (excluding in 2008, the impact of the Company’s goodwill impairment charge of approximately $990.0 million from both the numerator and denominator of the operating ROE calculation). If the Company had achieved a three-year operating ROE of 15% in 2009, the awards would have paid out at 100% of face value. Achievement of a three-year operating ROE of less than 10% would have resulted in a 0% payout. The minimum payout for these awards was set at 50% of face value conditioned on the achievement of a three-year average operating ROE of 10% while the maximum payout was set at 300% conditioned on achievement of a three-year average operating ROE of 20% or greater. The face value of awards made in 2007 varied by executive based on the executive’s role and the other long-term incentive awards made to the executive.

Name	2007 LTIP Face Value	Actual Payout

Brian Nocco	$500,000	$500,000	[1]

David Duclos	$450,000	$423,000

James Veghte	$500,000	$470,000

Sarah Street	$500,000	$470,000

[1]	Based upon plan rules, Mr. Nocco was paid face value of his 2007 LTIP award upon his 2009 separation date, which was December 31, 2009.

The Committee did not make any LTIP awards under the 2005 Plan in 2009.

(4) 2009 Cash Long-Term Incentive Program

The Company’s 2009 Cash Long-Term Incentive Program (the “2009 LTIP”) was a transitional incentive compensation vehicle designed to be aligned with the delivery of underwriting results for calendar year 2009. It was cash-based, rather than equity-based, due to the limited number of Shares available for grant activity at the beginning of 2009. The 2009 LTIP was also intended to promote retention of participants, and, as such, was designed to pay out in annual installments over three years, generally provided employment continues through the payment dates.

Each participant was assigned a face value award. The actual earned award amounts are a percentage of the face value award amounts established, based on the Company’s achievement of 2009 combined ratio goals. 2009 LTIP payouts are subject to a minimum of 75% of the face value award amount (except for payouts to the Company’s CEO), and a maximum payout of 175% of face value for all employees—including the CEO.

A 2009 combined ratio of 93% (or lower) results in payout of 175% of face value, a 2009 combined ratio of 102% (or higher) results in a payout of 75% of face value, and a 2009 combined ratio of 99.5 results in a payout of 100% of face value. For this purpose, the 2009 LTIP defines combined ratio as the combined ratio of the Company and its subsidiaries for the 2009 calendar year as reported by the Company, adjusted by limiting net prior year development to $150 million in aggregate impact and excluding the impact of certain restructuring charges. The Board has the discretion to adjust the payout result in the event of a catastrophic event (or a series of such events) above the normal budgeted catastrophe load, based on the quality of the Company’s underwriting results compared to industry results.

The 2009 LTIP provides that one third of the resulting award vests and is paid after January 1, 2010 and on or prior to March 15, 2010, and an additional one third of the award will vest and be paid after January 1, 2011 and on or prior to March 15, 2011. The remaining one third of the award, as further adjusted under the terms of the 2009 LTIP to reflect subsequent reserve development for the 2009 year, will vest and be paid after January 1, 2012 and on or prior to March 15, 2012. In general, a participant must be employed at the time of the payment in order to receive an award payment. However, the 2009 LTIP also provides for payment in the event of certain involuntary terminations of the participant’s employment.

The grant date face value of the awards for the NEOs were set as follows: Mr. McGavick, $2,000,000; Mr. Nocco, $250,000; Mr. Veghte, $1,000,000; Mr. Duclos, $1,000,000 and Ms. Street, $450,000. The 2009 combined ratio, as determined in accordance with the 2009 LTIP as of the end of calendar year 2009, was 95.8%, resulting in the award amounts being 140% of face value. Payments of one third of the award amounts were made to the NEOs in March 2010, resulting in the following payments: Mr. McGavick, $933,333; Mr. Veghte, $466,667; Mr. Duclos, $466,667 and Ms. Street, $210,000. Due to his separation from service, Mr. Nocco was paid face value, or $250,000, pursuant to the terms of the 2009 LTIP.

(5) 2010 Long-Term Incentive Plan

For 2010, the Committee, in consultation with its independent compensation consultant, has established a new Long Term Incentive Plan (the “2010 LTIP”) for the Company’s senior executives utilizing various types of equity awards permitted under the Company’s 1991 Performance Incentive Plan. The 2010 LTIP supports the Company’s culture of accountability, ownership, teamwork and excellence in execution. It is designed to be competitive based on the market data for the Company’s peers, to motivate sustained performance, and to align compensation with shareholder interests. Finally, the 2010 LTIP is intended to provide equity retention mechanisms to key executives.

The 2010 LTIP consists of the following mix of vehicles for senior executives: 50% stock options and 50% Performance Units.

The Performance Units will vest after three years, contingent on meeting pre-established goals for the performance measures described below, and will be settled in Shares. For any payout to be made, threshold performance for at least one measure must be achieved. Payout for each measure is 50% for the achievement of threshold goals, and 200% for achievement of maximum goals.

2010 Long-Term Incentive Plan Measures & Weightings:

Investments/Corporate	50% Relative Corporate Price to Book	50% Corporate operating ROE (absolute)
Insurance	50% Relative Corporate Price to Book	50% Business ROE (absolute)
Reinsurance	50% Relative Corporate Price to Book	50% Business ROE (absolute)

Relativity for price to book will be measured against select companies in the Morgan Stanley Capital International (MSCI) World Insurance Index—including all property and casualty Insurance, Reinsurance and Multi-line companies that are listed on U. S. exchanges (including via ADRs). For purposes of the 2010 LTIP, corporate operating ROE is equal to operating income divided by ordinary shareholders’ equity. Ordinary shareholders’ equity is defined as the Company’s US GAAP ordinary shareholders’ equity as at the beginning of the year. Segment operating ROE is calculated by allocating ordinary shareholders’ equity to the segments in proportion to required capital levels as per the Company’s internal economic capital model.

The Stock Options granted under the 2010 LTIP will time vest ratably over three years. When awarded pursuant to annual compensation awards, stock options are granted with a strike price equal to the closing market price on the date of grant. Stock options are exercisable for up to 10 years from the date of grant to allow executives to focus on the creation of long-term shareholder value. For financial reporting purposes, the Company used a Black-Scholes model to determine the grant date fair value of options granted.

In determining the size of the awards made to the Company’s NEOs under the 2010 LTIP, the Committee reviewed an analysis of the competitive market data for the Company’s peer group provided by its independent compensation consultant. The relevant market data was only the first step in the analysis. The Committee also considered the scope of each executive’s role and the importance of that role to the Company’s short- and long-term strategy, the executive’s current share leverage, the importance of retaining and motivating the executive, and any potential dilutive impact on existing shareholders.

In connection with the regular award of long-term incentives, the Committee approved option grants to the NEOs under the 2010 LTIP with a strike price of $18.27. Options granted to NEOs were as follows: Mr. Veghte received an option to purchase 122,087 Shares, Mr. Duclos received an option to purchase 122,087 Shares and Ms. Street received an option to purchase 66,593 Shares. A more detailed disclosure of these grants will be included in the various compensation tables in next year’s proxy. The Committee also approved the award of Performance Units as follows: Mr. Veghte received 60,208 Performance Units, Mr. Duclos received 60,208 Performance Units, and Ms. Sarah Street received 32,841 Performance Units. Awards made to Mr. McGavick under the 2010 LTIP are described in the “CEO’s Compensation” discussion below.

Executive Share Ownership Guidelines

To align the executives’ interests with those of shareholders, the Committee previously established executive Share Ownership Guidelines that executives hold an amount of shares, share units and stock options with market value relative to their base salaries, as set forth below:

CEO	5x base salary
NEOs	3x base salary

In early 2009, the executive Share Ownership Guidelines were revised by the Committee to give executives five years to obtain the required holdings. Shortfalls in meeting the requirements will be taken into consideration when determining future awards. Although no current NEOs have reached the time required for compliance with the guidelines, the Committee reviewed and was satisfied with progress of NEOs toward ownership expectations at that point in time.

In early 2010, the Committee again reviewed the executive Share Ownership Guidelines and approved a number of changes. The primary change was that, while continuing to require executives to meet the above-described salary-based requirements, executives will also be required to “retain and hold” a portion of each equity grant, starting with the 2010 annual grants. Specifically, executives must retain and hold 50% of each grant for a minimum of five years before being allowed to sell vested Shares. However, even once the retain and hold requirements have been satisfied, executives are required to continue to satisfy the pre-existing and continuing salary-based requirements before selling.

CEO’s Compensation

The primary mandate of the Board and the Committee for the CEO at the beginning of 2009 was to successfully lead the turnaround of the Company following the financial crisis of 2008 and its aftermath, leaving the Company with an historic stock price low of $2.67 on February 9, 2009. Additional goals for the CEO in 2009 included maintaining the Company’s financial strength ratings in the wake of 2008 ratings downgrades, overseeing the de-risking of the Company’s property and casualty investment portfolio, enhancing the Company’s enterprise risk management capabilities, and simplifying and reducing the number of the Company’s legal entities, including overseeing the realignment of certain of the Company’s subsidiaries to more efficiently utilize capital and improve the Company’s overall liquidity. Also, the Board emphasized the importance of retaining key talent and expanding the strength and capabilities of the Company’s Leadership Team (the CEO’s direct reports).

In evaluating the CEO’s performance during 2009 against these goals, the Board and the Committee reviewed, among other things, the CEO’s actions in guiding the Company through this difficult period. Not only had the Company survived the financial crisis, but it had emerged well-positioned in most business lines in the Insurance and Reinsurance segments, with a stock price of $18.33 on December 31, 2009. The Company’s ratings were maintained. The degree of risk associated with the Company’s property and casualty investment portfolio was substantially reduced. Also under Mr. McGavick’s leadership, the Company retained key executives and critical staff, holding the firm-wide voluntary turnover rate to historic low levels during a very challenging and unsettling period. In addition, the Company recruited new talent, including key hires to the Company’s Leadership Team. The Board and the Committee considered Mr. McGavick’s performance in 2009 to be outstanding.

The CEO was paid an annual base salary for 2009 at a rate of $1,000,000, which fell at the median or 50th percentile of the peer companies used to benchmark his direct compensation and was unchanged from the rate for 2008. The Committee recommended, and the Board approved, a bonus of $3,000,000 for Mr. McGavick based on his performance during 2009, such amount representing 150% of his annual bonus target.

In addition to his cash salary and bonus for 2009, the award of an option to purchase 437,500 Shares on February 27, 2009 discussed above and the award of $933,333 under the 2009 LTIP discussed above, Mr. McGavick received 2010 LTIP awards that included the grant of 332,964 stock options with a grant date fair value of $3,000,000 and with an exercise price of $18.27 and a grant of 164,204 performance units with a grant date fair value of $3,000,000. The awards were made following an evaluation of competitive market practices and his performance during 2009. Further, the award of stock options reflected the Board’s desire to align Mr. McGavick’s compensation directly with the objective of improving the Company’s share price. The performance units granted in 2010, which vest based on the achievement of goals set with respect to price to book and operating ROE performance measures, are intended to align Mr. McGavick’s compensation with the delivery of strong underwriting results by its Insurance and Reinsurance segments.

NEO Employment Agreements

The Company has entered into employment agreements with its CEO and each of its other NEOs (the “NEO Employment Agreements”). The terms and conditions of the NEO Employment Agreements are described in the “Potential Payments Upon Termination or Change in Control”

section of this document. The NEO Employment Agreements provide for severance benefits following an involuntary or constructive termination of employment. The severance benefits provided for under the agreements following a change in control of the Company are structured to be “double trigger”—eligibility for payments is conditioned on an involuntary or constructive termination of the executive’s employment occurring following the change of control. The terms of the NEO Employment Agreements, including the severance benefit provisions, were structured to attract and retain persons believed to be key to the Company’s success and to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. The NEO Employment Agreements contain certain restrictive covenants valuable to the Company, such as non-competition and non-solicitation covenants.

Each NEO Employment Agreement provides for indemnification of the executive by the Company to the maximum extent permitted by applicable law and the Company’s charter documents and requires the Company to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000.

Tax Deductibility

Section 162(m) of the Code generally limits deductibility of annual compensation in excess of $1 million paid to the CEO and three other most highly compensated executive officers (other than the principal financial officer) of public corporations. However, compensation is exempt from this limit if it meets the requirements of “qualified performance-based compensation.” This limit on deductibility will only apply to compensation paid to executive officers who are employed by subsidiaries of the Company that are subject to United States income tax. In such situations, the Committee will consider tax deductibility as a factor in determining appropriate levels or methods of compensation. However, to maintain flexibility in compensating the executive officers in furtherance of its overall corporate goals, the Committee does not require all compensation to be awarded in a tax deductible manner.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee, advised by its independent compensation consultant, has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Management Development and Compensation Committee
Robert R. Glauber, Chairman
Herbert Haag
Joseph Mauriello
Eugene M. McQuade

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of persons serving as the Company’s CEO and Chief Financial Officer (“CFO”) during 2009 along with the next three most highly compensated executive officers of the Company in 2009 (collectively, the “NEOs”). For each NEO, the following table highlights compensation for services paid for or rendered with respect to the Company and its subsidiaries in all capacities, as applicable, for fiscal years ended December 31, 2009, 2008 and 2007:

Name and Principal Position	Year	Salary($)	Bonus($) (1)	Stock Awards($) (2)	Option Awards($) (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (4)	All Other Compensation (5)	Total ($)
Michael S. McGavick	2009	$1,000,000	$3,000,000	$—	$889,831	$933,333	$—	$389,273	$6,212,437
Chief Executive	2008	$666,667	$3,500,000	$1,172,800	$1,219,038	$—	$—	$851,389	$7,409,893
Officer of the
Company

Brian W. Nocco	2009	$600,000	$1,000,000	$—	$64,068	$750,000	$—	$2,275,308	$4,689,376
Executive Vice	2008	$587,500	$675,000	$576,750	$838,283	$—	$—	$293,231	$2,970,764
President,	2007	$242,472	$750,000	$796,500	$—	$—	$—	$151,863	$1,940,835
Chief Financial
Officer of the
Company

James H. Veghte	2009	$600,000	$1,150,000	$—	$254,238	$936,667	$—	$292,712	$3,233,616
Executive Vice	2008	$541,667	$1,000,000	$480,625	$1,272,272	$428,296	$—	$293,712	$4,016,572
President,	2007	$500,000	$1,075,000	$565,520	$—	$444,656	$—	$277,698	$2,862,874
Chief Executive
of Reinsurance
Operations of the
Company

David B. Duclos	2009	$650,000	$853,125	$—	$305,085	$889,667	$—	$278,448	$2,976,324
Executive Vice	2008	$591,667	$950,000	$480,625	$1,486,310	$321,222	$—	$130,416	$3,960,240
President,
Chief Executive
of Insurance
Operations of the
Company

Sarah E. Street	2009	$450,000	$1,620,000	$—	$114,915	$680,000	$—	$166,350	$3,031,265
Executive Vice	2008	$450,000	$950,000	$817,063	$1,209,861	$428,296	$—	$234,816	$4,090,035
President,	2007	$450,000	$1,400,000	$706,900	$—	$444,656	$—	$255,014	$3,256,570
Chief Investment
Officer of the
Company

(1)

Represents the annual bonus awarded to each NEO in respect of the relevant performance year. Includes for Mr. McGavick a one-time bonus of $1,500,000 granted to him in 2008 upon his commencement of employment as the Company’s CEO on May 1, 2008.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), for stock awards and option awards granted in each respective year. See Note 21(d and e) of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. The amounts recorded in the financial statements reflect the Company’s accounting expense for these awards as recorded over the applicable vesting period for each award in each of 2009, 2008 and 2007, excluding the accounting effect of any estimate of future forfeitures, and do not correspond to the actual value that might be realized by each NEO. For further information regarding the compensation earned by NEOs in 2009 as compared to the actual grant date fair value of stock and option awards, see “Narrative Disclosure to the Summary Compensation Table and Grants of Plan- Based Awards Table”, below.

(3)

Represents the amounts earned during the applicable year under the Company’s LTIP based on the satisfaction of performance measures in a given year, even though award amounts are payable in later years. The value also represents the payment expected to be made based upon the best estimate of the probable outcome of the performance conditions to which the awards are subject. Amounts earned related to the 2009 LTIP awards were as follows: Mr. McGavick, $933,333, Mr. Nocco, $250,000; Mr. Veghte, $466,667; Mr. Duclos, $466,667; and Ms. Street, $210,000. There were no non-equity incentive plan compensation awards granted during 2008. Amounts earned and paid related to the 2007 LTIP awards were as follows: Mr. Nocco, $500,000; Mr. Veghte, $470,000; Mr. Duclos, $423,000; and Ms. Street, $470,000. Amounts paid related to the 2006 LTIP awards during 2009 were as follows: Mr. Veghte, $826,650; Mr. Duclos, $619,988; and Ms. Street, $826,650. Payments relating to the 2006 LTIP awards were made in the first quarter of 2009. Payments relating to the 2007 LTIP and 2009 LTIP awards were made during March 2010, except for Mr. Nocco, who was paid a lump-sum cash payment equal to the face value of the 2007 LTIP award on December 31, 2009, while his payment as earned under the 2009 LTIP was paid during March 2010. For additional information see “Compensation Discussion and Analysis” above.

(4)	The Company does not pay above-market rates for amounts deferred under the Non-Qualified Deferred Compensation Plan.

(5)	Represents the items of compensation and benefits separately identified in the “Other Annual Compensation from the Summary Compensation Table” below.

Other Annual Compensation from the Summary Compensation Table

Name	Year	Housing Allowance (1)	Travel Allowance (2)	Financial Counseling/ Tax Preparation	Relocation Assistance (3)	Severance Payments (4)	Retirement Plan Contributions (5)	All Other (6)
Michael S. McGavick	2009	$276,000	$52,589	$16,285	$—	$—	$37,150	$7,249

Brian W. Nocco	2009	$144,000	$28,631	$14,559	$3,611	$2,008,333	$57,275	$18,899

James H. Veghte	2009	$93,000	$4,000	$12,637	$41,495	$—	$139,500	$2,080

David B. Duclos	2009	$—	$—	$12,609	$117,726	$—	$148,112	$—

Sarah E. Street	2009	$—	$—	$12,410	$—	$—	$153,500	$440

(1)

Represents for Mr. McGavick, a housing allowance of $23,000 per month for the year. Represents for Mr. Nocco, a housing allowance of $12,000 per month for the year. Mr. Veghte owned a 21.8% ownership interest in a home in which a subsidiary of the Company owned the remaining 78.2% ownership interest. Mr. Veghte paid a fair market value rent to such subsidiary for the right to occupy these premises until May 2009. Mr. Veghte relocated to the Company’s offices in Bermuda during May 2009 and received a housing allowance of $15,000 per month from the date of his relocation through December 31, 2009. For further information, see “Related Person Transactions.”

(2)	Represents home leave travel allowances utilized by the Company’s Bermuda-based NEOs.

(3)

Represents payments made to applicable NEOs to assist with relocation expenses in the year of transfer and/or departure from the Company. For further information regarding this transaction, see “Related Person Transactions.”

(4)

Represents severance payments made to Mr. Nocco following the termination of his employment with the Company as of December 31, 2009. For further information see discussion in section “Potential Payments Upon Termination or Change in Control”.

(5)

Represents employer contributions to both qualified and non-qualified defined contribution plans. For additional information relating to contributions to non-qualified defined contribution plans, see “Non-Qualified Deferred Compensation” below.

(6)	Represents for all NEOs payments made for, among other things, personal car benefits, club memberships and annual officers’ medical examination.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table complements the Summary Compensation Table disclosure of non-equity incentive and equity awards and shows each grant of an award made to the NEOs in the last completed fiscal year under any plan:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael S. McGavick	02/27/2009	—	—	—	—	—	—	—	437,500	$3.31	$889,831
	03/15/2009	—	2,000,000	3,500,000	—	—	—	—	—	—	—

Brian W. Nocco (3)	—	—	—	—	—	—	—	—	31,500	$3.31	$64,068
	03/15/2009	187,500	250,000	437,500	—	—	—	—	—	—	—

James H. Veghte	02/27/2009	—	—	—	—	—	—	—	125,000	$3.31	$254,238
	03/15/2009	750,000	1,000,000	1,750,000	—	—	—	—	—	—	—

David B. Duclos	02/27/2009	—	—	—	—	—	—	—	150,000	$3.31	$305,085
	03/15/2009	750,000	1,000,000	1,750,000	—	—	—	—	—	—	—

Sarah E. Street	02/27/2009	—	—	—	—	—	—	—	56,500	$3.31	$114,915
	03/15/2009	337,500	450,000	787,500	—	—	—	—	—	—	—

(1)	Represents the potential payouts under the 2009 Cash Long Term Plan awards as described further in the Compensation Discussion and Analysis.

(2)

Represents the grant date fair value of each equity award calculated in accordance with ASC 718. See Note 21(d and e) of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. In addition, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for further information.

(3)

In connection with the termination of his employment with the Company effective December 31, 2009, Mr. Nocco received a cash lump sum payment of $250,000 during March 2010, representing the face value of the award granted to him under the 2009 LTIP. For further information see discussion in section “Potential Payments Upon Termination or Change in Control”.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Philosophy and Core Principles of Executive Compensation

Refer to the “Compensation Discussion and Analysis”, above, for further information relating to the Company’s philosophy and core principles of executive compensation.

Stock and Stock Option Award Vesting Details

In the case of stock awards granted to executive officers of the Company in 2009 and prior years, 25% of the shares subject to the stock awards will vest on each of the first, second, third and fourth anniversaries of the date of grant, in each case only if an operating ROE threshold of 10% is attained for the immediately preceding calendar year. If in any year the shares subject to vesting for the first time do not vest because the ROE for the immediately preceding calendar year was below the 10% threshold, such shares will vest on the next anniversary of the date of grant if the ROE for the two calendar year period immediately preceding such next anniversary equals or exceeds 10% per annum, compounded annually. If shares fail to vest in two or more successive years due to the failure to achieve the required ROE thresholds, such shares will vest on the next anniversary of the date of grant if the ROE for the three calendar year period immediately preceding such next anniversary equals or exceeds 10% per annum, compounded annually. Otherwise they vest after 10 years even if the ROE threshold is not met, subject to continued employment. In certain instances, stock awards may be granted to executive officers which time vest over four years without performance criteria attached to the awards. Operating ROE in 2009 was 13.5%. The Company has assumed that it is probable that the performance vesting criteria of such stock awards will be met over the four year vesting period and as such those awards are expensed evenly over this period. However, for certain executives whose employment is terminated with the Company, previously granted stock awards may fully vest on the date of termination. See below for further information.

Recipients of stock awards generally have the rights and privileges of a shareholder as to the stock award, whether vested or unvested, including the right to receive dividends at the same rate as Shares of the Company and the right to vote.

Options awarded to executive officers of the Company in 2009 and prior years have a ten year term and vest according to the defined vesting schedule of the award (generally over three or four years) without performance criteria attached to the awards. For certain executives whose employment with the Company is terminated, previously granted option awards may fully vest on the date of termination, however, such option awards or portions thereof may expire earlier than the original ten year term.

Compensation Earned by NEOs in 2009 as compared to the Full Grant Date Fair Value of Stock and Option Awards

It should be noted that the estimated fair value of stock and option award grants as of the date of grant as detailed in the Summary Compensation Table and the Grants of Plan-Based Awards Table may not correspond to the actual economic value that may be realized by NEOs. This is especially important to note in 2009 and 2008 given the significant decrease in the market price of the Company’s Shares that took place throughout 2008 and early 2009 followed by the subsequent increase in share price from its lows during 2009. At December 31, 2009, the closing price of the Company’s Shares on the NYSE was $18.33 per Share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows unexercised options, stock that has not vested and equity incentive plan awards for the NEOs outstanding as of the end of the last fiscal year:

Name	Option Awards (1)					Stock Awards (2)
	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael S. McGavick	41,666	83,334	—	$37.78	05/02/2018	24,000	$439,920	—	—
	—	437,500		3.31	02/27/2019

Brian W. Nocco (3)	60,000	—	—	$36.90	02/21/2018	—	—	—	—
	50,000	—		19.62	08/11/2018

James H. Veghte	23,387	—	—	$80.00	03/09/2011	21,625	$396,386	—	—
	24,500	—		93.00	03/08/2012
	25,000	—		68.62	03/07/2013
	20,000	—		78.02	01/12/2014
	25,000	—		77.10	03/05/2014
	30,000	—		75.48	03/04/2015
	25,834	51,666		36.90	02/21/2018
	—	100,000		19.62	08/11/2018
	—	125,000		3.31	02/27/2019

David B. Duclos	5,000	—	—	$77.10	03/05/2014	14,125	$258,911	—	—
	20,000	—		75.48	03/04/2015
	22,500	7,500		67.93	02/24/2016
	25,000	25,000		50.31	01/01/2018
	16,667	33,333		36.90	02/21/2018
	—	100,000		19.62	08/11/2018
	—	150,000		3.31	02/27/2019

Sarah E. Street	15,000	—	—	$76.00	04/02/2011	22,937	$420,435	—	—
	20,000	—		93.00	03/08/2012
	25,000	—		68.62	03/07/2013
	20,000	—		77.10	03/05/2014
	17,500	—		75.48	03/04/2015
	11,250	3,750		68.70	10/01/2016
	28,334	56,666		36.90	02/21/2018
	—	75,000		19.62	08/11/2018
	—	56,500		3.31	02/27/2019

(1)

All options were granted under the Company’s 1991 Performance Incentive Program, have a ten year term and vest according to the defined vesting schedule and/or performance criteria of the award. For further details, see “Stock and Option Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”, described above.

(2)

All Shares were granted under the Company’s 1991 Performance Incentive Program. In the case of stock awards granted to executive officers of the Company in 2009 and prior years, 25% of the shares subject to the stock awards will vest on each of the first, second, third and fourth anniversaries of the date of grant, in each case only if an operating ROE threshold of 10% is attained for the immediately preceding calendar year. If in any year the shares subject to vesting for the first time do not vest because the ROE for the immediately preceding calendar year was below the 10% threshold, such shares will vest on the next anniversary of the date of grant if the ROE for the two calendar year period immediately preceding such next anniversary equals or exceeds 10% per annum, compounded annually. If shares fail to vest in two or more successive years due to the failure to achieve the required ROE thresholds, such shares will vest on the next anniversary of the date of grant if the ROE for the three calendar year period immediately preceding such next anniversary equals or exceeds 10% per annum, compounded annually. Otherwise they vest after 10 years even if the ROE threshold is not met, subject to continued employment. For further details, see “Stock and Option Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”, described above.

(3)	All of Mr. Nocco’s outstanding equity awards vested as of December 31, 2009 as part of his separation agreement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the options exercised and each vesting of stock during the last fiscal year for the NEOs on an aggregate basis:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)(2)(3)	Value Realized on Vesting($)
Michael S. McGavick	—	$—	8,000	$78,720

Brian W. Nocco (4)	31,500	$473,130	54,000	$825,380

James H. Veghte	—	$—	14,875	$117,984

David B. Duclos	—	$—	7,625	$26,404

Sarah E. Street	—	$—	10,938	$37,836

(1)	Represents the difference between the exercise price and the fair market value of the Shares on the date of exercise.

(2)

All Shares were granted under the Company’s 1991 Performance Incentive Program. In the case of stock awards granted to executive officers of the Company in 2009 and prior years, 25% of the shares subject to the stock awards will vest on each of the first, second, third and fourth anniversaries of the date of grant, in each case only if an operating ROE threshold of 10% is attained for the immediately preceding calendar year. If in any year the shares subject to vesting for the first time do not vest because the ROE for the immediately preceding calendar year was below the 10% threshold, such shares will vest on the next anniversary of the date of grant if the ROE for the two calendar year period immediately preceding such next anniversary equals or exceeds 10% per annum, compounded annually. If shares fail to vest in two or more successive years due to the failure to achieve the required ROE thresholds, such shares will vest on the next anniversary of the date of grant if the ROE for the three calendar year period immediately preceding such next anniversary equals or exceeds 10% per annum, compounded annually. Otherwise they vest after 10 years even if the ROE threshold is not met, subject to continued employment. All shares that were scheduled to vest in 2010 as a result of the Company’s performance in 2009, vested because the annual operating ROE required threshold of 10% was met.

(3)	Includes for Mr. Nocco, the vesting of his unvested restricted stock awards on the date of the termination of his employment with the Company as of December 31, 2009.

(4)

On December 31, 2009, Mr. Nocco exercised 31,500 share options with a strike price of $3.31. The December 31, 2009 share price for the Company was $18.33 resulting in a value of $473,130 being realized upon settlement.

PENSION BENEFITS

None of the NEOs participates or has any accrued benefit under any of the Company’s defined benefit pension plans.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows amounts contributed to the Company’s only defined contribution plan for the NEOs that provides for the deferral of compensation on a basis that is not tax-qualified in the last fiscal year:

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings (Losses) in Last Fiscal Year($)	Aggregate Withdrawals/ Distribution($)	Aggregate Balance at Last Fiscal Year End($)
Michael S. McGavick	$—	$13,100	$324	$—	$66,071

Brian W. Nocco	$—	$33,225	$32,950	$(26,693)	$140,582

James H. Veghte	$54,000	$117,200	$76,635	$—	$322,949

David B. Duclos	$67,750	$125,200	$119,875	$—	$644,701

Sarah E. Street	$57,750	$129,450	$34,233	$—	$1,685,838

Perquisites and benefits for the Company’s executive officers included a non-qualified supplemental deferred compensation plan which allows U.S. tax-paying executives to defer receipt of up to 50% (prior to January 1, 2007, executives could defer up to 95%) of their base salary and 100% of their annual incentive award, which are notionally invested in a series of mutual funds that are managed by the Company’s retirement plan vendor. However, as a result of the passage of The Emergency Economic Stabilization Act of 2008, which was enacted on October 3, 2008, Section 457A was added to the Code which requires compensation under a “nonqualified deferred compensation plan of a nonqualified entity” to be included in the service provider’s (i.e. the employee’s) income when the compensation is no longer subject to a substantial risk of forfeiture. As a result, the Company’s Bermuda based U.S. tax-paying executives have not participated in the non-qualified supplemental deferred compensation plan since 2008. In addition, deferrals made before this date that are deferred until 2018 or later are to be included in the income of the service provider (i.e the executive officer) on the earlier of the last taxable year beginning before 2017 and the year in which there is no substantial risk of forfeiture. Additionally, company matching contributions under this plan vest over a four year period. To the extent any executive has a vesting event of such matching contributions in relation to amounts deferred into the plan before December 31, 2008, those vested amounts will be paid to the executive no later than the year following the year in which the vesting occurs in accordance with Section 457A.

The Non-Qualified Deferred Compensation Plan is based on Company-prescribed contribution rates that are established for all participating employees. Aggregate earnings are based on the performance of the underlying mutual funds chosen by the executive from a prescribed list of choices sponsored by the Company through a third-party vendor. As no preferential performance or interest rates are accorded any of the notional investments that executives have in the Company’s Non-Qualified Deferred Compensation Plan, no monies relating to earnings associated with Non-Qualified Deferred Compensation Plans are reported in the Summary Compensation Table.

Participants are (except for the Bermuda-based U.S. taxpayers described above) and have been allowed to defer both salary and bonus into the Non-Qualified Deferred Compensation Plan. For the first 5% of salary deferred by a participant above $245,000 of annual compensation, the Company makes a non-discretionary matching contribution of 7% and a discretionary contribution of up to an additional 3%, into the Non-Qualified Deferred Compensation Plan. All participants in the Non-Qualified Deferred Compensation Plan are required to have on file with the Company a payout election form indicating the terms chosen by the participant for payout at the time of termination or retirement. The Non-Qualified Deferred Compensation Plan was amended effective January 1, 2007 to permit in-service withdrawals to commence in 2008. No executive is allowed to take a loan from the Company against his or her outstanding plan balance.

NEO Separation in 2009

During 2009, the Company and its Executive Vice President and Chief Financial Officer, Mr. Brian Nocco, agreed that Mr. Nocco would leave the Company effective December 31, 2009. Severance payments totaling $2,008,333, as calculated under his separation agreement, were paid to him upon his separation from the Company. In addition, pursuant to the Company’s LTIP and Cash Long Term Program plans, Mr. Nocco received or was entitled to certain payments relating to awards under these plans as well as additional benefits. For further information, see the discussion in “Potential Payments Upon Termination or Change in Control”.

Employment Contracts with NEOs

The Company entered into employment agreements (the “NEO Employment Agreements”) with the following NEOs: Michael S. McGavick, to serve as the Company’s Chief Executive Officer, Brian W. Nocco, to serve as the Company’s Executive Vice President and Chief Financial Officer (Mr. Nocco terminated his employment as of December 31, 2009 as described above); James H. Veghte, to serve as the Company’s Executive Vice President and Chief Executive of Reinsurance Operations; David B. Duclos, to serve as the Company’s Executive Vice President and Chief Executive of Insurance Operations; and Ms. Sarah E. Street, to serve as the Company’s Executive Vice President and Chief Investment Officer.

Each NEO Employment Agreement provides for (i) a specified base salary, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to the Company’s incentive compensation plan, the actual amount earned to be determined by the Compensation Committee, (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee benefit programs as are in effect for senior executives from time to time. The terms and conditions of the agreements are described in the “Potential Payments Upon Termination or Change in Control” section. Employment is for an original term of one year and will continue to be automatically extended for successive one year periods unless the Company or the executive provides written notice that the term is not to be extended at least six months prior to the then scheduled expiration date. Each of these executives has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Each NEO Employment Agreement provides for indemnification of the executive by the Company to the maximum extent permitted by applicable law and the Company’s charter documents and requires the Company to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

NEO Employment Agreements of Michael S. McGavick, Brian W. Nocco, James H. Veghte, David B. Duclos and Sarah E. Street

Potential payments upon termination or a change in control of the Company pursuant to the NEO’s employment agreements and employment benefit plans are as follows:

Termination Due to Death or Disability

Each NEO Employment Agreement provides that, in the event of the termination of the executive’s employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability the executive (or in the case of death, the executive’s spouse or estate) is entitled to:

(i)	receive the executive’s then current base salary through the end of the six month period after the month in which the executive’s employment is terminated;

(ii)

any annual bonus awarded but not yet paid and a pro rata bonus for the year of termination in an amount determined by the Compensation Committee (but not less than a pro rata portion of the executive’s average annual bonus for the immediately preceding three years); and

(iii)

the executive’s vested accrued benefits under any employee benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, all stock options and restricted stock granted to the executive under the 1991 Performance Incentive Plan would, to the extent unvested, become vested on the date of termination due to death or disability. The executive would receive continued medical benefit plan coverage for the executive and/or the executive’s dependents for a period of six months;

In addition, as specified under the Company’s 2005 and 2009 LTIPs, the executive is entitled to:

(i)	payment of applicable LTIP awards as approved by the Committee.

Termination Without Cause

In the event of termination of the executive’s employment by the Company without Cause (as defined in the employment agreement) or by the executive following assignment to the executive of duties materially inconsistent with his/her position or a material breach by the Company of certain provisions of the employment agreement, the executive shall be entitled to the executive’s then current base salary through the date on which termination occurs and:

(i)	a cash lump-sum payment equal to the sum of two times the executive’s then current base salary;

(ii)

a cash lump-sum payment equal to one times the higher of the targeted annual bonus for the year of such termination or the average of the executive’s annual bonus for the three years immediately preceding the year of termination;

(iii)	any annual bonus awarded but not yet paid; and

(iv)

the executive’s vested accrued benefits under any employee benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, upon approval of the Management Development and Compensation Committee, all stock options and restricted stock granted to the executive under the 1991 Performance Incentive Plan would, to the extent unvested, become vested on the date of termination without cause. The executive would receive continued medical benefit plan coverage for the executive and the executive’s dependents for a period of up to 24 months.

In addition, as specified under the Company’s 2005 and 2009 LTIPs, the executive is entitled to:

(i)

a pro-rata allocation of the face value of applicable LTIP awards issued under the 2005 LTIP where the proportion of the amount shall be calculated by using the number of full months, rounded to include any partial months, of participation in the applicable measuring period as the numerator and the total number of months in the plan period in the denominator.

(ii)

an amount equal to the lesser of the face value award or the award amount granted under the 2009 LTIP computed based on the applicable year’s combined ratio, reduced by any amount previously paid to the executive in respect of the award.

Termination Without Cause Following A Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control

Notwithstanding the foregoing, in the event of termination of the executive’s employment (a) by the Company without Cause within the 24-month period following a Change in Control (as defined in the employment agreement) (the “Post-Change Period”), (b) by the executive for Good Reason (as defined in the employment agreement) during the Post-Change Period or (c) by the Company without cause within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with or anticipation of the Change in Control, then the executive is entitled to the executive’s then current base salary through the date on which termination occurs and:

(i)	a cash lump-sum payment equal to the sum of two times the executive’s then current base salary;

(ii)

a cash lump-sum equal to the sum of two times the average of the executive’s annual bonus for the three years immediately preceding the year in which the Change in Control occurs, provided such average bonus shall be at least equal to the targeted annual bonus for the year of such termination; and

(iii)

an amount equal to the higher of the executive’s annual bonus actually awarded for the year immediately preceding the year in which the Change in Control occurs or the targeted annual bonus that would have been awarded to the executive for the year of such termination, pro rated by a fraction based on the number of months or fraction thereof in which the executive was employed by the Company in the year of termination.

In addition, as specified under the Company’s 2005 and 2009 LTIPs, the executive shall be entitled to:

(i)

for all plan periods that are outstanding at the effective time of the Change in Control under the 2005 LTIP, a face value LTIP payout for the plan period, unless the performance for the pro-rata applicable measuring period (through the date of termination) warrants a calculated payout that is greater than the face value payout, in which case the calculated payout shall be paid.

(ii)

an amount equal to the lesser of the face value award under the 2009 LTIP or the award amount computed based on the applicable year’s combined ratio, reduced by any amount previously paid to the executive in respect of the award

All grants of restricted Shares and share options under the Company’s incentive compensation plans automatically vest upon a Change in Control (as defined in such plans).

The executive is also entitled to continued medical benefit plan coverage for the executive and the executive’s dependents for a period of up to 24 months and to accelerated vesting of the executive’s rights (i) under any retirement plans; and (ii) under any stock options or other rights with respect to equity securities of the Company held by the executive, which options or other rights shall be exercisable for the shorter of three years or the remaining term of the security. In addition, the executive is entitled to gross-up payments in the event excise taxes on the executive’s payments or benefits are imposed under Section 280G of the United States Internal Revenue Code.

Termination With Cause or Other Voluntary Termination

In the event of termination of the executive’s employment by the Company with Cause or other voluntary termination by the executive, the executive is entitled to:

(i)	the executive’s then current base salary through the date on which termination occurs;

(ii)

continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or equity securities were issued; and

(iii)

the executive’s vested accrued benefits under any employee benefit programs in the case of voluntary termination and, if such programs expressly provide for such benefits, in the case of termination by the Company with Cause.

The “Potential Payments Upon Termination or Change in Control Table” estimates the value of such benefits assuming termination as of December 31, 2009.

Payments Made in 2009 or Payable in 2010 upon Termination of Employment of Certain NEOs

As noted above, Mr. Nocco’s employment with the Company was terminated effective December 31, 2009. In connection with the termination of his employment with the Company, Mr. Nocco received or will receive:

(i)	his then current base salary through to the date of termination on December 31, 2009;

(ii)	cash lump-sum severance payments totaling $2,008,333, paid on December 31, 2009;

(iii)	an annual bonus for calendar year 2009 of $1,000,000, paid on December 31, 2009;

(iv)	cash lump-sum payment of $500,000 representing the amount payable under the Company’s 2007 LTIP paid on December 31, 2009;

(v)	cash lump-sum payment of $250,000 representing the face value award amount under the 2009 LTIP which was paid during March 2010;

(vi)	continued medical benefit plan coverage for him and his dependents for a period of up to 24 months from the termination date, estimated to have a value of approximately $35,000;

(vii)

the Company’s payment of or reimbursement for (in either case, on an after tax basis) reasonable moving expenses in relocating from Bermuda to Dublin, Ohio, as set forth in note (5) to the Summary Compensation Table;

(viii)	the Company’s payment of or reimbursement for the cost of preparation of his tax returns for calendar years 2009 and 2010, estimated to have a value of approximately $20,000.

Mr. Nocco’s vested and accrued benefits under the Company’s pension and deferred compensation plans have been paid or will be paid in accordance with the terms of the plans and his elections made thereunder. Mr. Nocco’s separation agreement (the “Separation Agreement”) contains a release of claims against the Company as well as confidentiality, and non-disparagement provisions.

The Separation Agreement provided that all stock options and restricted stock granted to Mr. Nocco under the Company’s equity-based incentive compensation plans would, to the extent unvested, become vested on the date of termination of Mr. Nocco’s employment with the Company. All of the Company stock options held by Mr. Nocco will be exercisable for five years following the date of termination of his employment, after which time they will expire.

Potential Payments upon Termination or Change in Control Table

Name		Termination Due to Death or Disability (1) (2)	Termination Without Cause (1) (2)	Termination Without Cause Following a Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control (1) (2) (3)

Michael S. McGavick	Cash Lump Sum Payment: Six Months Annual Salary or 2 x Annual Salary	$500,000	$2,000,000	$2,000,000
	Cash Lump Sum Payment of Bonus	N/A	2,000,000	4,000,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	2,000,000	3,000,000	2,000,000
	Accelerated Vesting of Awards (4)	7,011,170	7,011,170	7,011,170
	LTIP Payments	2,000,000	2,000,000	2,000,000

	Total	$11,511,170	$16,011,170	$17,011,170

Brian W. Nocco (5)

James H. Veghte	Cash Lump Sum Payment: Six Months Annual Salary or 2 x Annual Salary	$300,000	$1,200,000	$1,200,000
	Cash Lump Sum Payment of Bonus	N/A	1,158,333	2,316,667
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	1,158,333	1,150,000	1,158,333
	Accelerated Vesting of Awards (6)	2,273,886	2,273,886	2,273,886
	LTIP Payments	1,500,000	1,500,000	1,500,000

	Total	$5,232,219	$7,282,219	$8,448,886

David B. Duclos	Cash Lump Sum Payment: Six Months Annual Salary or 2 x Annual Salary	$325,000	$1,300,000	$1,300,000
	Cash Lump Sum Payment of Bonus	N/A	812,500	1,625,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	812,500	853,125	812,500
	Accelerated Vesting of Awards (7)	2,511,911	2,511,911	2,511,911
	LTIP Payments	1,450,000	1,450,000	1,450,000

	Total	$5,099,411	$6,927,536	$7,699,411

Sarah E. Street	Cash Lump Sum Payment: Six Months Annual Salary or 2 x Annual Salary	$225,000	$900,000	$900,000
	Cash Lump Sum Payment of Bonus	N/A	1,616,667	3,233,334
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	1,616,667	1,620,000	1,616,667
	Accelerated Vesting of Awards (8)	1,269,065	1,269,065	1,269,065
	LTIP Payments	950,000	950,000	950,000

	Total	$4,060,732	$6,355,732	$7,969,066

(1)

The value of potential acceleration of vesting of option Shares is based upon the intrinsic value of each award (closing share price less option strike price) at December 31, 2009, while the value of potential acceleration of vesting of restricted Share awards is calculated based upon the closing price of the Shares on December 31, 2009.

(2)	The value of continued medical coverage for each NEO and their dependants, not included in the table above under each triggering event, has been calculated to be approximately $16,000 per year.

(3)	Potential payments under a change in control are calculated with the assumption that a change in control occurred during 2009.

(4)	For Mr. McGavick, accelerated vesting of awards represents 520,834 option Shares and 24,000 restricted Shares with values of $6,571,250 and $439,920, respectively.

(5)

Mr. Nocco’s employment with the Company was terminated effective December 31, 2009. Details of payments and benefits Mr. Nocco received in connection with the termination of his employment with the Company are described immediately preceding this table.

(6)	For Mr. Veghte, accelerated vesting of awards represents 276,666 option Shares and 21,625 restricted Shares with values of $1,877,500 and $396,386, respectively.

(7)	For Mr. Duclos, accelerated vesting of awards represents 315,833 option Shares and 14,125 restricted Shares with values of $2,253,000 and $258,911, respectively.

(8)	For Ms. Street, accelerated vesting of awards represents 191,916 option Shares and 22,937 restricted Shares with values of $848,630 and $420,435, respectively.

DIRECTOR COMPENSATION TABLE

The Company compensates each of its Non-Employee Directors through a mixture of cash and equity-based compensation.

The following table sets forth the compensation paid by the Company to Non-Employee Directors for services rendered in the fiscal year ended December 31, 2009:

Name(1)	Fees Earned or Paid in Cash($) (2)	Stock Awards ($)(3)(4)	Option Awards (5)(6)(7)	Non-Equity Incentive Plan Compensation ($) (8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (9)	All Other Compensation ($) (10)	Total($)
Dale R. Comey	$139,000	$98,400	$60,506	—	—	$—	$297,906

Robert Glauber	$255,000	$98,400	$60,506	—	—	$—	$413,906

Herbert Haag	$113,500	$98,400	$60,506	—	—	$—	$272,406

Joseph Mauriello	$138,000	$98,400	$60,506	—	—	$—	$296,906

Eugene McQuade	$122,000	$98,400	$60,506	—	—	$1,000	$281,906

Robert Parker (11)	$108,000	$98,400	$60,506	—	—	$—	$266,906

Clayton S. Rose	$3,472	$41,004	$51,383	—	—	$—	$95,859

Alan Z. Senter (12)	$116,532	$98,400	$60,506	—	—	$2,000	$277,438

Ellen E. Thrower	$118,500	$98,400	$60,506	—	—	$—	$277,406

Sir John Vereker	$117,337	$98,400	$60,506	—	—	$—	$276,243

G. Thompson Hutton	$147,667	$98,400	$71,153	—	—	$—	$317,220

John T. Thornton (13)	$28,500	$—	$—	—	—	$2,500	$31,000

Brian O’Hara (13)	$16,500	$—	$—	—	—	$—	$16,500

(1)

Michael S. McGavick, the Company’s CEO is not included in the “Director Compensation Table” above, as he is an employee of the Company and therefore receives no compensation for his service as an executive Director of the Company. The compensation received by Mr. McGavick as an executive of the Company is shown in the “Summary Compensation Table.”

(2)

See “Cash Compensation to Non-Employee Directors” below. Includes the annual retainer fee of $75,000 (the “Annual Fee”) paid in 2009 to all Non-Employee Directors, who served as Non-Employee Directors throughout 2009.

(3)

See “Equity Based Compensation Paid to Non-Employee Directors” below. Represents the fair value of stock awards granted in 2009, calculated as the number of awards granted multiplied by the Company’s closing share price on the date of grant. See Note 21(d), “Share Capital—Options” of the consolidated financial statements in the Company’s Annual Report on Form 10- K for the year ended December 31, 2009 for further information on stock awards granted.

(4)	The aggregate number of stock awards outstanding (i.e. not vested) as at December 31, 2009 for each Non-Employee Director was nil.

(5)

See “Equity Based Compensation Paid to Non-Employee Directors” below. Represents the fair value of stock awards granted in 2009, calculated utilizing the provisions of ASC 718. The fair market value of Shares underlying such option awards granted to each director except for Dr. Rose and Mr. Hutton, and the associated exercise price of such options on the date of grant, May 1, 2009, was $9.84 per Share. The grant date fair value of each option award on May 1, 2009 was $6.05 per option award. The fair market value of Shares underlying such option awards granted to Mr. Hutton, and the associated exercise price of such options on the date of grant, January 13, 2009, was $3.76 per Share. The grant date fair value of each option award on January 13, 2009 was $2.13 per option award. The fair market value of Shares underlying such option awards granted to Dr. Rose, and the associated exercise price of such options on the date of grant, December 15, 2009, was $18.33 per Share. The grant date fair value of each option award on December 15, 2009 was $10.28 per option award. See Note 21(d), “Share Capital—Options”, of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for further information on assumptions utilized in determining the fair value of option awards. These amounts reflect the estimated grant date fair value for these awards and may not correspond to the actual value that might be realized by each Director.

(6)	See “Equity-Based Compensation Paid to Non-Employee Directors” below.

(7)

The aggregate number of option awards outstanding as at December 31, 2009 for each Non-Employee Director was as follows: Mr. Comey, 37,500; Mr. Glauber, 45,000; Mr. Haag, 22,500; Mr. Mauriello, 22,500; Mr. McQuade, 25,000; Dr. Parker, 42,500; Mr. Senter, 41,442; Dr. Thrower, 42,500, Sir John Vereker, 17,500; Mr. Hutton, 10,000; Dr. Rose, 5,000; Mr. Thornton, 27,500; and Mr. O’Hara, 740,000.

(8)	Directors do not receive non-equity incentive plan compensation.

(9)	Directors are not entitled to participate in the Company’s Non-Qualified Deferred Compensation Plan.

(10)	Included in this column are payments made by the Company on behalf of a director under the Company’s Charitable Contribution matching program.

(11)	Dr. Parker retired from the Board at the end of 2009.

(12)	Mr. Senter retired from the Board at the end of 2009.

(13)	Mr. Thornton and Mr. O’Hara retired from the Company’s Board of Directors immediately prior to the Company’s 2009 Annual General Meeting on April 24, 2009.

Narrative Disclosure to the Director Compensation Table

Cash Compensation Paid to Non-Employee Directors

Annual Retainer Fee

In 2009, Non-Employee Directors who served as Non-Employee Directors throughout 2009 received an annual retainer fee of $75,000 that was paid following the Annual General Meeting in April 2009.

Board and Committee Meeting Attendance Fees

Through April 2009, each Non-Employee Director received a Board meeting attendance fee of $3,000 per meeting, including informational meetings. Board meeting attendance fees were discontinued subsequent to the April 2009 annual general meeting.

In 2009, Mr. Glauber received an annual fee of $125,000 for serving as Chairman of the Board. Also, each of Messrs. Glauber, Comey, McQuade and Hutton, as the Chairmen of the Management Development and Compensation Committee, Nominating, Governance and External Affairs Committee, the Finance Committee and Special Committee on Enterprise Risk Management, respectively, received a Committee Chairman’s fee of $10,000, and each member of such Committees received a Committee attendance fee of $1,500 per meeting including informational meetings. Additionally, Mr. Mauriello, as the Chairman of the Audit Committee received an annual fee of $15,000, and each Audit Committee member received (i) an Audit Committee attendance fee of $2,000 per meeting, including informational meetings and (ii) an Audit Committee retainer fee of $7,500.

All Other Fees

In addition to the aforementioned fees, Non-Employee Directors are reimbursed for travel, accommodation and other reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. The Company transports one or more Non-Employee Directors to and from such meetings on aircraft in which fractional ownerships are held by the Company.

Deferral of Annual Retainer Fee

Prior to January 1, 2009, Directors could elect to defer, at the beginning of each calendar year, all or part of their Board annual retainer fee in increments of 10%. Subsequent to that date, the Company’s Directors are no longer able to defer any portion of their annual retainer fee. This is as a result of the passage of The Emergency Economic Stabilization Act of 2008, as noted above, which was enacted on October 3, 2008, pursuant to which Section 457A was added to the Code, which requires compensation under a “nonqualified deferred compensation plan of a nonqualified entity” to be included in the service provider’s income when the compensation is no longer subject to a substantial risk of forfeiture. Deferrals made before January 1, 2009, that are deferred until 2018 or later, are to be included in income of the service provider (i.e. the Director) on the earlier of the last taxable year beginning before 2017 and the year in which there is no substantial risk of forfeiture.

In years when a Director made an election to defer all or a portion of the annual retainer fee, deferred annual retainer fees were credited in the form of Share units (“Deferred Share Units”). The value of the Share units would be calculated by dividing 100% of the deferred annual retainer fee by the market value of the Company’s Shares on the date the fees would otherwise be paid, in accordance with the terms of the Company’s Directors Stock & Option Plan, as amended and restated (the “Directors Plan”). Deferred Share Units represent a right to receive Shares as described above. Deferred Share Units have no voting rights and receive dividend equivalents rather than cash dividends. Each Non-Employee Director receives dividend equivalents on the Deferred Share Units contained in his or her stock deferral account, which are equal in value to dividends paid on the Company’s Shares. The dividend equivalents granted are then reinvested in the Non-Employee Directors’ stock deferral accounts in the form of additional Share Units. Upon a “separation from service” (as defined in Treasury Reg. 1-409A-1(h)) as a Director, each Non-Employee Director receives a share for each Share Unit awarded. Such Share Units are received either in a lump sum on the date of the Non-Employee Director’s “separation from service” or over a period not to exceed 5 years, as elected in advance by such Non-Employee Director. Alternatively, Non-Employee Directors may elect to receive their annual retainer fees in the form of Shares having a value equal to their annual retainer fees on the date of the Annual General Meeting of the current year. In 2009, for those Non-Employee Directors who received their annual retainer fee, no Non-Employee Director elected to receive their annual retainer fee in the form of Shares.

Equity-Based Compensation Paid to Non-Employee Directors

Restricted Shares

In 2009, for service as a Director from May 2009 to April 2010, each Non-Employee Director, except for Dr. Rose, was awarded 10,000 restricted Shares. The fair market value of the Shares on the date of grant was $9.84. Dr. Rose was granted 2,237 restricted Shares on December 15, 2009. The fair market value of the Shares on the date of grant was $18.33. All restricted Shares vested on the date of grant, pursuant to the terms of the Directors Plan.

Options

In 2009, for service as a Director from May 2009 to April 2010, each Non-Employee Director, except for Dr. Rose, was awarded a grant of 10,000 options exercisable at $9.84 (the fair market value on the date of grant), which vested on the date of grant, pursuant to the terms of the Directors Plan.

Upon appointment to the Board, each new Non-Employee Director receives a one-time award of 5,000 options. Mr. Hutton received 5,000 options, exercisable at $3.76, upon his appointment to the Board on January 13, 2009. Dr. Rose received 5,000 options, exercisable at $18.33, upon his appointment to the Board on December 15, 2009.

Retainer Share Units

Prior to January 1, 2009, Share units were credited to the account of each Non-Employee Director, (collectively, “Retainer Share Units”) in an amount equal to the non-employee director’s retainer fee divided by the fair market value of a Share on the date such Retainer Share Units were to have been credited. Dividends on the Retainer Share Units contained in a Non-Employee Director’s stock deferral account are credited as additional Share Units, which are equal in value to dividends paid on the Company’s Shares. Benefits under the Directors Plan will be distributed in the form of Shares for each Share Unit awarded following retirement or termination of a Non-Employee Director’s service on the Board. Such Shares are received either in a lump sum on the date of a Non-Employee Director’s retirement or termination or over a period not to exceed 5 years, as elected in advance by each Non-Employee Director. However, consistent with the Director’s previous ability to defer their annual retainer fee, Non-Employee Directors, subsequent to January 1, 2009, did not receive such retainer share units as a result of the addition of Section 457A to the Code. In addition, retainer share units granted before January 1, 2009, are to be included in income of the service provider (i.e. the Director) on the earlier of the last taxable year beginning before 2017 or their respective retirement from the Board.

Compensation Paid to the Retired Chairman of the Board

Following his retirement as CEO and President of the Company on April 30, 2008, Mr. Brian O’Hara was elected as the Company’s Chairman of the Board of Directors effective May 1, 2008. Mr. O’Hara retired from the Company’s Board of Directors immediately preceding the Company’s Annual General Meeting on April 24, 2009. On April 24, 2009, the Company approved a three-year consulting arrangement with Mr. O’Hara that commenced following his retirement from the Board of Directors. Pursuant to that arrangement, Mr. O’Hara receives a fee of $800,000 per year for advisory services and is subject to certain restrictive covenants including non-competition and non-solicitation covenants.

Director Share Ownership Guidelines

The Director Share ownership guidelines require that, within three years of becoming a Director, each Director beneficially own Shares, options or Share units (or any combination thereof) with a value of at least $300,000. In early 2009, the guidelines related to such holding requirements were revised to provide Directors five years to obtain the required holdings. All Directors who had been non-executive members of the Board for five or more years had previously reached the guideline amount, although they subsequently fell below guideline levels solely as a result of the material decline in the Company’s share price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 5, 2010, information regarding the beneficial ownership of the Company’s Shares (Class A Ordinary Shares) held by: (1) each person known by us to beneficially own 5% or more of the Company’s outstanding Shares; (2) each of our current directors and each of our named executive officers; and (3) all of our current directors and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her and none of the persons listed below owns any Equity Security Units or Series C or Series E preference shares. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after March 5, 2010. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after March 5, 2010 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	Class A Ordinary Shares	29,764,224	8.7	% (3)

AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA and AXA Financial, Inc. 26, rue Drouot, 75009 Paris, France; 25, avenue Matignon, 75008 Paris, France; 1290 Avenue of the Americas, New York, NY, 10104	Class A Ordinary Shares	26,584,341	7.8	% (4)

FMR LLC 82 Devonshire Street Boston, MA 02109	Class A Ordinary Shares	25,446,052	7.4	% (5)

Ameriprise Financial, Inc. Riversource Investments LLC 145 Ameriprise Financial Center Minneapolis, MN 55474	Class A Ordinary Shares	22,745,897	6.6	% (6)

Dale R. Comey (7)	Class A Ordinary Shares	63,797	*

David B. Duclos (8)	Class A Ordinary Shares	197,947	*

Robert Glauber (9)	Class A Ordinary Shares	60,288	*

Herbert Haag (10)	Class A Ordinary Shares	90,228	*

G. Thompson Hutton (11)	Class A Ordinary Shares	25,000	*

Joseph Mauriello (12)	Class A Ordinary Shares	41,044	*

Michael S. McGavick (13)	Class A Ordinary Shares	371,166	*

Eugene M. McQuade (14)	Class A Ordinary Shares	49,900	*

Brian W. Nocco (15)	Class A Ordinary Shares	166,500	*

Clayton S. Rose (16)	Class A Ordinary Shares	7,237	*

Sarah E. Street (17)	Class A Ordinary Shares	238,248	*

Ellen E. Thrower (18)	Class A Ordinary Shares	67,020	*

James H. Veghte (19)	Class A Ordinary Shares	317,405	*

John Vereker (20)	Class A Ordinary Shares	33,464	*

Directors and executive officers of the Company as a group (18 persons in total)	Class A Ordinary Shares	1,940,329	*

*	Represents less than 1% of each class of security beneficially owned.

(1)

Each Share has one vote, except that if, and for so long as, the votes conferred by the Controlled Shares (as hereinafter defined) of any person constitute 10% or more of the votes conferred by the issued Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in the Company’s Articles of Association. “Controlled Shares” include, among other things, all Shares that a person (as defined in the Company’s Articles of

Association) owns directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Exchange Act or Section 958 of the Internal Revenue Code of 1986, as amended).

(2)

For the Company’s Directors, includes XL Ordinary Shares, Deferred Share Units and Retainer Share Units credited to the accounts of the Directors pursuant to their election to defer their Annual Retainer fees as described under “Cash Compensation Paid to Non-Employee Directors”, above.

(3)	Represents 29,764,224 Shares with sole voting power and 29,764,224 Shares with sole dispositive power. Beneficial ownership details are based upon information contained in filings with the SEC.

(4)	Represents 20,775,190 Shares with sole voting power and 26,584,341 Shares with sole dispositive power. Beneficial ownership details are based upon information contained in filings with the SEC.

(5)	Represents 202,433 Shares with sole voting power and 25,446,052 Shares with sole dispositive power. Beneficial ownership details are based upon information contained in filings with the SEC.

(6)	Represents 534,620 Shares with shared voting power and 22,745,897 Shares with shared dispositive power. Beneficial ownership details are based upon information contained in filings with the SEC.

(7)

Includes 37,500 ordinary shares issuable upon exercise of options that were vested and exercisable. Also includes 12,297 retainer share units, deferred share units, deferred restricted stock, and accrued dividends issuable upon retirement from the Board of Directors.

(8)

Includes 146,667 Shares issuable upon the exercise of options that were vested and exercisable and 16,667 Shares issuable upon the exercise of options which vest within 60 days. Also includes 11,000 restricted Shares which had not vested.

(9)

Includes 40,000 ordinary shares issuable upon exercise of options that were vested and exercisable. Also includes 4,213 retainer share units, deferred share units, deferred restricted stock, and accrued dividends issuable upon retirement from the Board of Directors.

(10)

Includes 22,500 ordinary shares issuable upon exercise of options that were vested and exercisable. Also includes 3,419 retainer share units, deferred share units, deferred restricted stock, and accrued dividends issuable upon retirement from the Board of Directors.

(11)	Includes 15,000 Shares issuable upon the exercise of options that were vested and exercisable.

(12)

Includes 22,500 ordinary shares issuable upon exercise of options that were vested and exercisable. Also includes 6,544 retainer share units, deferred share units, deferred restricted stock, and accrued dividends issuable upon retirement from the Board of Directors.

(13)

Includes 187,499 Shares issuable upon the exercise of options that were vested and exercisable and 41,667 Shares issuable upon the exercise of options which vest within 60 days. Also includes 24,000 restricted Shares which had not vested.

(14)

Includes 25,000 ordinary shares issuable upon exercise of options that were vested and exercisable. Also includes 7,900 retainer share units, deferred share units, deferred restricted stock, and accrued dividends issuable upon retirement from the Board of Directors.

(15)	Includes 110,000 Shares issuable upon the exercise of options that were vested and exercisable.

(16)	Includes 5,000 Shares issuable upon the exercise of options that were vested and exercisable.

(17)

Includes 155,917 Shares issuable upon the exercise of options that were vested and exercisable and 28,333 Shares issuable upon the exercise of options which vest within 60 days. Also includes 17,624 restricted Shares which had not vested.

(18)

Includes 37,500 ordinary shares issuable upon exercise of options that were vested and exercisable. Also includes 13,470 retainer share units, deferred share units, deferred restricted stock, and accrued dividends issuable upon retirement from the Board of Directors.

(19)

Includes 215,387 Shares issuable upon the exercise of options that were vested and exercisable and 25,833 Shares issuable upon the exercise of options which vest within 60 days. Also includes 18,500 restricted Shares which had not vested.

(20)

Includes 17,500 ordinary shares issuable upon exercise of options that were vested and exercisable. Also includes 2,164 retainer share units, deferred share units, deferred restricted stock, and accrued dividends issuable upon retirement from the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the Shares and other equity securities of the Company.

The Company believes that all of its Officers and Directors filed all of such reports on a timely basis during the year ended December 31, 2009, except for the late filing of one Form 3 for W. Myron Hendry, due to an administrative error.

RELATED PERSON TRANSACTIONS

Certain Shareholders of the Company and their affiliates, as well as the employers of or entities otherwise associated with certain directors and officers or their affiliates, have purchased insurance and/or reinsurance from the Company on terms the Company believes were no more favorable to these (re)insureds than those made available to other customers.

Mr. Veghte owned a 21.8% ownership interest in a home in which a subsidiary of the Company owned the remaining 78.2% ownership interest. Mr. Veghte paid a fair market value rent to such subsidiary for the right to occupy these premises in the amount of $29,325 during 2009. The Company purchased Mr. Veghte’s interest from him on May 29, 2009 at its fair market value of $534,100, determined based upon independent appraisals.

For information with respect to Mr. McQuade, please see item entitled “Compensation Committee Interlocks and Insider Participation.”

The Harbour View Charitable Trust (the “Trust”) is an unconsolidated charitable trust that was established by the Company in July 2002 to generate income to be used exclusively for the benefit of Bermudian charities and to facilitate the provision of accommodations for certain of the Company’s employees. The Trustees have distributed approximately $349,000 since inception of the Trust for the benefit of Bermudian charitable purposes. The current trustee is a member of non-executive management of the Company. The Trustees purchased a residence in Bermuda in 2002 for a purchase price of $3,250,000 with the intent of leasing the residence to generate income for its charitable purposes. The purchase price of the residence was funded by a gift to the Trust of approximately $1,350,000 from the Company and a loan from the Company of $2,000,000, with interest on the loan at the rate of 6.9% per annum. Principal and any accumulated interest on the loan is due and payable to the Company on August 27, 2023. As such, the balance of the loan principal at December 31, 2009 was $2,000,000. In 2002, the Company entered into a 21-year lease of the residence with the Trustees; however, such lease was terminated in February 2009.

In 2006, in an effort to expand the Trust’s charitable activities in Bermuda, the Company made a loan to the Trust of approximately $10.7 million, with interest at the rate of 3.5% per annum, in order to permit the Trustees to purchase eight residential units in Bermuda. A portion of the loan was advanced by the Company in 2002 and 2003 to the sellers of the eight residential units. The balance of the loan principal at December 31, 2009 was approximately $9.6 million. The Company nominated the Trustees as the purchaser of the eight residential units and instructed the sellers to apply the loaned monies as consideration for selling the eight residential units to the Trustees. The Trustees have entered into an agreement with the Company pursuant to which the Trustees will provide accommodation to certain of the Company’s and its subsidiaries’ directors, officers and employees, as the Company’s designees, by way of a lease of the residential units on standard terms for such premises and at a rent that reflects the open market rent at the time any such lease is granted. The fair market rental to be paid to the Trustees by a tenant will be determined on an annual basis by an independent real estate appraiser. In August 2007, the Trust entered into a 3-year lease of one of the eight residential units noted above to Mr. Nocco for a rental of $12,000 per month, however, the lease agreement terminated as of December 31, 2009 under the terms of Mr. Nocco’s Agreement and Release as described previously in this proxy statement.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, including its system of internal controls over financial reporting, the Company’s independent registered public accounting firm’s (the “Independent Auditor”) qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. For the period from January 1, 2009 through to April 23, 2009, Messrs. Mauriello (Chairman), Comey, Haag, McQuade, Senter and Thornton, and Dr. Thrower served on the Audit Committee.

For the period from April 24, 2009 (the date of the Company’s 2009 Annual General Meeting) through to December 31, 2009, Messrs. Mauriello (Chairman), Comey, and Hutton, Dr. Thrower and Sir John Vereker served on the Audit Committee. Mr. Hutton joined the Company’s Audit Committee shortly after his appointment to the Company’s Board of Directors in January 2009. The Audit Committee is currently comprised of the five independent Directors named below and operates under a written charter. A current copy of the Audit Committee Charter is available on the Company’s website located at www.xlcapital.com under “About XL—Ethics and Governance”.

It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the Independent Auditor, as appropriate. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics and Code of Ethics for the Company’s Senior Financial Officers or to set or determine the adequacy of the Company’s reserves.

The Audit Committee has reviewed and discussed the Company’s system of internal control over financial reporting. Based on the Audit Committee’s review of the audited financial statements and management’s assessment of the effectiveness of the Company’s system of internal control over financial reporting, its discussions with management regarding the audited financial statements, its receipt of written disclosures and the letter from the Independent Auditor under applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditor’s communications with the Audit Committee concerning independence, its discussions with the Independent Auditor regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Public Company Accounting Oversight Board in its guidance “Communication With Audit Committees”, the Independent Auditor’s opinion on the effectiveness of the Company’s system of internal controls over financial reporting and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10K for such fiscal year.

Audit Committee
Joseph Mauriello, Chairman
Dale R. Comey
G. Thompson Hutton
Ellen E. Thrower
Sir John Vereker

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit services for the years ended December 31, 2009 and 2008 were approximately $14,579,000 and $14,956,000 respectively. Audit fees were for professional services rendered primarily in connection with the audit and quarterly reviews of the consolidated financial statements, internal control over financial reporting and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which the Company operates and the provision of certain opinions relating to the Company’s filings with the SEC.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2009 and 2008 were approximately $60,000 and $483,000, respectively. In 2009 and 2008, such audit-related fees were primarily related to the performance of services related to accounting consultations. In addition, in 2008, such audit-related fees related to the performance of services associated with the Company’s capital raising activities in August 2008.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services for the fiscal years ended December 31, 2009 and 2008 were approximately $1,196,000 and $419,000, respectively. In 2009 and 2008, these fees were for professional services rendered for tax planning and compliance, and tax fees related to services performed in relation to international strategic tax organization.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for products and services rendered to the Company, other than the services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”, for the fiscal years ended December 31, 2009 and 2008 were approximately $15,000 in each year. The aggregate fees billed by PricewaterhouseCoopers LLP for such products and services rendered to the Company in 2009 and 2008 related to software licenses acquired for technical accounting reference tools required for regulatory filings.

General

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the Independent Auditor. The Audit Committee will annually review and pre-approve the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the Independent Auditor. To the extent practicable, the Audit Committee or the Chairman of the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the Independent Auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or the Chairman of the Audit Committee. All requests or applications for the Independent Auditor to provide services to the Company shall be submitted to the Audit Committee or the Chairman of the Audit Committee.

The Audit Committee considered whether the provision of non-audit services performed by the Independent Auditor was compatible with maintaining PricewaterhouseCoopers LLP’s independence during 2009. The Audit Committee concluded in 2010 that the provision of these services during 2009 was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the performance of its auditing functions.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL GENERAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2011 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 08, Bermuda. Such proposals must be received by November 9, 2010.

Pursuant to the Company’s Articles of Association, any Shareholder entitled to attend and vote at an Annual General Meeting may nominate persons for election as Directors if written notice of such Shareholder’s intent to nominate such persons is received by the Secretary at XL House, One Bermudiana Road, Hamilton, HM 08, Bermuda during the period provided in the Company’s Articles of Association. If Proposal Number Three: The Director Nomination Procedures Proposal (as described in the Company’s proxy statement in preliminary form filed with the SEC on January 12, 2010) is approved by the requisite vote of our Shareholders at the extraordinary general meeting of our Shareholders to be held on April 30, 2010 (or at any adjournment thereof), written notice of a Shareholder’s intent to make a Director nomination at the 2011 Annual General Meeting must be received by the Secretary no earlier than December 31, 2010 and no later than January 30, 2011 (with certain exceptions if the 2011 Annual General Meeting is held more than 30 days before or after the one-year anniversary of the date of the 2010 Annual General Meeting). If Proposal Number Three: The Director Nomination Procedures Proposal is not approved by the requisite vote of our Shareholders, written notice of a Shareholder’s intent to make a Director nomination at the 2011 Annual General Meeting must be received not less than five days or more than 21 days before the date appointed for such Annual General Meeting. Such notice must include any information required by the Company’s Articles of Association at the time of submission. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

The Company’s proxy statement filed with the SEC in preliminary form on January 12, 2010 describes a proposed redomestication transaction pursuant to a scheme of arrangement under Cayman Islands law. If the redomestication transaction is approved and consummated, the above requirements and deadlines will instead apply to the 2011 Annual General Meeting of XL Group plc.

OTHER MATTERS

While management knows of no other matters to be brought before the Annual General Meeting other than the approval of the minutes of the 2009 Annual General Meeting of Shareholders, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Proxy Solicitation

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by Directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation for such services. In addition to the foregoing, the Company has retained Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements. Upon request, the Company will also reimburse brokers and others holding Shares in their names, or in the names of nominees, for forwarding proxy materials to their customers. To the extent necessary in order to ensure sufficient representation at the Annual General Meeting, the Company or its proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission.

Householding of Shareholder Documents

We may send a single set of Shareholder documents to any household at which two or more Shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are Shareholders have instituted householding. Once a Shareholder has received notice from his or her broker that the broker will be householding communications to the Shareholder’s address, householding will continue until the Shareholder is notified otherwise or until the Shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker or write or call XL’s Investor Relations department at:

Investor Relations
XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 08, Bermuda
Telephone: (441) 292-8515
Fax: (441) 292-5280
Email: investorinfo@xlgroup.com

The Company will furnish, without charge, to any Shareholder a copy of its Annual Report on Form 10K that it files with the SEC. A copy of the Company’s Annual Report on Form 10K for the year ended December 31, 2009 may be obtained upon written request to the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 08, Bermuda.

As ordered,

Michael S. McGavick Chief Executive Officer

APPENDIX A

XL CAPITAL LTD

DIRECTOR INDEPENDENCE STANDARDS

The Board of Directors of XL Capital Ltd (the “Company”) has adopted the following standards to assist it in making determinations of director independence as defined in the Corporate Governance Standards of the NYSE Listed Company Manual.

Employment Relationships

A director will be deemed to be independent unless, within the preceding three years:

•	such director

•	is or was an employee of the Company or any of the Company’s subsidiaries, other than an interim Chairman or Chief Executive Officer or other executive officer;

•	is a current partner of the Company’s internal or external auditor;

•	is a current employee of the Company’s internal or external auditor; or

•	was (but is no longer) a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time.

•	any immediate family member of such director

•	is or was an executive officer of the Company or any of the Company’s subsidiaries;

•	is a current partner of the Company’s internal or external auditor;

•	is a current employee of the Company’s internal or external auditor who personally works on the Company’s audit; or

•	was (but is no longer) a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time.

Compensation Relationships

A director will be deemed to be independent unless, within the preceding three years:

•

such director has received during any twelve-month period more than $120,000 in direct compensation from the Company or any of its subsidiaries other than: (i) director and committee fees; (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service; and (iii) compensation received for former service as an interim Chairman or Chief Executive Officer or other executive officer; or

•

an immediate family member of such director has received during any twelve-month period more than $120,000 in direct compensation from the Company or any of its subsidiaries as a director or executive officer other than: (i) director and committee fees and (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service.

Commercial Relationships

A director will be deemed to be independent unless:

•

such director is a current employee of another company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	an immediate family member of such director is a current executive officer of another company that has made payments to, or received payments from, the Company or any of

A-1

its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Charitable Relationships

A director will be deemed to be independent unless, within the preceding three years such director was an executive officer of a tax-exempt organization that received contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such tax-exempt organization’s consolidated gross revenues; unless the Board determines such relationships not to be material or otherwise consistent with a Director’s independence.

Interlocking Directorates

A director will be deemed to be independent unless, within the preceding three years:

•

such director is or was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executive officers at the same time serves or served on that company’s compensation committee; or

•

an immediate family member of such director is or was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executives at the same time serves or served on that company’s compensation committee.

Other Relationships

For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company and/or is, directly or indirectly, a security holder of the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

For purposes of the standards set forth above, “immediate family member” means any of such director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law (other than those who are no longer family members as a result of legal separation or divorce, or those who have died or become incapacitated) and anyone (other than a domestic employee) who shares such director’s home. For purposes of the standards set forth above, “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy- making functions for the Company. Officers of the Company’s subsidiaries shall be deemed officers of the Company if they perform such policy-making functions for the Company.

These standards shall be interpreted in a manner consistent with the New York Stock Exchange Corporate Governance Standards.

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THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through
12:59 a.m., Bermuda time, on April 30, 2010.

Your Internet or telephone vote authorizes Michael S. McGavick or, failing him, Kirstin Romann Gould to vote your shares in the same manner as if you marked, signed, dated and returned your white proxy card.

	VOTE BY INTERNET	VOTE BY TELEPHONE			VOTE BY MAIL

https://www.proxyvotenow.com/xlannual			1-866-358-4699

•	Go to the website listed above	•	Use any touch-tone telephone.	•	Mark, sign and date your white proxy card.
•	Have your white proxy card ready. You will need to enter the voting control number from the box below and follow the simple instructions that appear on your computer screen.	•	Have your white proxy card ready. You will need to enter the voting control number from the box below and follow the simple recorded instructions.	•	Detach your white proxy card. Return your white proxy card in the postage-paid envelope provided.

VOTING CONTROL NUMBER

Please Mark, Sign, Date and Return Promptly in the
Enclosed Postage-Paid Envelope

(continued from other side)
TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSALS 1 AND 2.

1.	To elect the following three Class III Directors to hold office until 2013	FOR	AGAINST	ABSTAIN

	(01) Joseph Mauriello	☐	☐	☐

	(02) Eugene M. McQuade	☐	☐	☐

	(03) Clayton S. Rose	☐	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP, New York, New York to act as the independent registered accounting firm of the Company for the year ending December 31, 2010.	☐	☐	☐

Please check this box if you plan to attend the meeting.	☐

This proxy is solicited on behalf of the Board of Directors of XL. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” each of the proposals listed on this proxy card. In addition, if any other matters are properly brought up at the Annual General Meeting (other than the proposals listed above), then Michael S. McGavick or, failing him, Kirstin Romann Gould will have the authority to vote your ordinary shares on such matters in his or her discretion.

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

If you do nor wish to vote all of your ordinary shares in the same manner on any particular proposal(s), you may specify your vote by clearly hand-marking this proxy card to indicate how you want to vote your ordinary shares. You may not split your vote if you are voting via the Internet or by telephone

NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, either (i) the holder whose name appears first in the Register of Members of XL Capital Ltd or (ii) each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign in the full corporate name by duly authorized officer, giving your full title as such. If the signer is a partnership, please sign in the partnership name by an authorized person.

Dated ________________________________________________________________ , 2010

Signature __________________________________________________________________

Title or Authority ___________________________________________________________

Signature (if held jointly) _____________________________________________________

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE
ENCLOSED POSTAGE PAID ENVELOPE TODAY

XL CAPITAL LTD

ANNUAL GENERAL MEETING OF
XL CAPITAL LTD CLASS A ORDINARY SHAREHOLDERS
TO BE HELD ON APRIL 30, 2010

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS

(See reverse side for instructions)

DETACH PROXY CARD HERE TO VOTE BY MAIL

The undersigned holder of Class A Ordinary Shares of XL Capital Ltd hereby appoints Michael S. McGavick or, failing him, Kirstin Romann Gould to be its proxy and to vote for the undersigned on all matters arising at the Annual General Meeting of holders of Class A Ordinary Shares of XL Capital Ltd or any adjournment thereof, and to present the undersigned at such meeting or any adjournment thereof to be held on April 30, 2010 in Hamilton, Bermuda.

THE SHARES REPRESENTED HEREBY WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED HEREIN. IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2 ON THE REVERSE HEREOF, ALL SAID ITEMS BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING, DATED AS OF MARCH 9, 2010, AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF. THIS PROXY WILL REVOKE ANY PREVIOUSLY EXECUTED PROXY GRANTED WITH RESPECT TO THE 2010 ANNUAL GENERAL MEETING, BUT DOES NOT REVOKE ANY PREVIOUSLY EXECUTED PROXY GRANTED WITH RESPECT TO THE SPECIAL COURT-ORDERED CLASS MEETING OR THE EXTRAORDINARY GENERAL MEETING OF HOLDERS OF CLASS A ORDINARY SHARES TO BE HELD ON APRIL 30, 2010.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)